Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SHARE PURCHASE AGREEMENT

BY AND AMONG

SYNTHETIC BIOLOGICS, INC.,

VCN BIOSCIENCES, S.L. AND

THE SHAREHOLDERS OF VCN BIOSCIENCES, S.L.

Dated as of December 14, 2021

TABLE OF CONTENTS

Article I		1
DESCRIPTION OF TRANSACTION		1
1.1	Agreement to Purchase and Sell the Shares.	1
1.2	Payment of Closing Consideration.	1
1.3	Milestone Payments.	1
1.4	Administrative and Operational Activities of Company after the Closing.	3
1.5	Definitions.	3
Article II		3
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		3
2.1	Organization and Good Standing.	3
2.2	Capitalization.	4
2.3	Subsidiaries.	5
2.4	Authority; No Conflict; Required Filings and Consents.	5
2.5	Company Financial Statements; Books and Records.	6
2.6	No Undisclosed Liabilities; Indebtedness.	7
2.7	No Company Material Adverse Effect.	7
2.8	Absence of Certain Changes or Events.	7
2.9	Taxes.	10
2.10	Real Property.	11
2.11	Personal Property.	12
2.12	Intellectual Property.	12
2.13	Agreements.	15
2.14	Litigation.	18
2.15	Environmental Matters.	19
2.16	Employee Matters.	20
2.17	Employee Benefit Plans.	21
2.18	Compliance With Laws; Governmental Authorizations.	23
2.19	Insurance.	25
2.20	Brokerage and Transaction Bonuses.	25
2.21	Title to and Sufficiency of Assets.	25
2.22	Inventory.	26
2.23	Bank Accounts.	26
2.24	Accounts Payable.	26
2.25	Related Party Transactions.	26
2.26	Customers and Suppliers.	26
2.27	Certain Payments.	27
2.28	Personal Information and Privacy.	27
2.29	Regulatory Filings.	28
2.30	Company Products and Product Candidates.	28
2.31	OFAC.	30
2.32	Anti-Bribery and Anti-Money Laundering Laws.	30
2.33	Related Party Transactions.	30
2.34	Notices To Third Parties.	30
Article III		30
REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER		30
3.1	Authority, No Conflict; Required Filings and Consents.	30
3.2	Ownership; Title to Company Shares.	31

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3.3	Litigation.	31
3.4	Brokerage and Transaction Bonuses.	32
Article IV		32
REPRESENTATIONS AND WARRANTIES OF REMAINING SHAREHOLDERS		32
4.1	Restricted Securities.	32
4.2	Accredited Investor.	32
4.3	No Bad Actor Disqualification Events.	32
4.4	Investment Experience.	32
4.5	Foreign Investors.	33
4.6	No General Solicitation.	33
4.7	Residence.	33
4.8	Legends.	33
4.9	Investment Purpose; Disclosure of Information.	33
Article V		34
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		34
5.1	Organization and Good Sttanding.	34
5.2	Authority, No Conflict; Required Filings and Consents.	34
5.3	SEC Filings; Financial Statements.	35
5.4	Purchaser Stock Consideration.	35
5.5	Sufficiency of Funds	35
Article VI		35
CERTAIN COVENANTS AND AGREEMENTS		35
6.1	Due Diligence Access and Investigation.	35
6.2	Operation of the Company’s Business.	36
6.3	Contract Manufacturing and Regulatory Services Agreements.	38
6.4	Notification. During the Pre-Closing Period, the Company and each Shareholder shall immediately notify the Purchaser in writing of:	39
6.5	Interim Financials.	39
6.6	Release of Grifols' Guarantees.	40
6.7	Public Announcements.	40
6.8	Reasonable Efforts; Further Assurances; Cooperation.	40
6.9	Tax Matters.	41
6.10	Cooperation with Financial Reporting.	42
6.11	Release.	42
Article VII		42
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER		42
7.1	Accuracy of Representations.	42
7.2	Performance of Covenants.	43
7.3	Company Compliance Certificate.	43
7.4	Consents.	43
7.5	Secretary’s Certificate.	43
7.6	Ancillary Agreements and Deliveries.	43
7.7	Release of Liens.	44
7.8	No Material Adverse Effect.	44
7.9	No Restraints.	44
7.10	No Negative Regulatory Correspondence.	44
7.11	Company Financial Statements	44
7.12	NYSE Matters.	45
7.13	Laboratory Sublease.	45
7.14	Accredited Investor; Non-U.S. Person and Bad Actor Questionnaire.	45

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7.15	Transition Services Agreement	46
7.16	Termination of the Pooling Agreement
Article VIII		45
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS		45
8.1	Accuracy of Representations.	45
8.2	Performance of Covenants.	45
8.3	Purchaser Compliance Certificate.	46
8.4	Ancillary Agreements and Deliveries.	46
8.5	No Restraints.	46
8.6	Consents.	46
8.7	NYSE Matters.	46
8.8	No Material Adverse Effect.	46
8.9	Release of Guaranty.	46
Article IX		47
CLOSING		47
9.1	Closing.	47
9.2	Shareholder and Company Closing Deliveries.	47
9.3	Purchaser Closing Deliveries.	47
9.4	Closing Actions.	47
9.5	Protocolization of this Agreement before a Spanish notary public.	47
Article X		48
TERMINATION		48
10.1	Termination Events.	48
10.2	Expenses.	48
Article XI		49
INDEMNIFICATION		49
11.1	[Intentionnally Omitted]	49
11.2	Indemnification of the Purchaser Indemnified Parties	49
11.3	Indemnification of the Shareholder Indemnified Parties	49
11.4	Indemnification Procedure.	49
11.5	Survival Period.	51
11.6	Investigations.	52
11.7	Offset Against Milestone Payments.	52
11.8	Indemnity Cap.	52
11.9	No Double Recovery and no Double Counting	53
11.10	Mitigation of Damages	53
11.11	Insurance.	53
11.12	Net Financial Benefit	55
11.13	Characterization of Indemnification Payments.	55
Article XII		53
12.1	Research Funding.	53
12.2	Project Commitment.	54
12.3	Bhatavia Litigation.	54
12.4	Non-Competition.	54
Article XIII		55
MISCELLANEOUS PROVISIONS		55
13.1	Further Assurances.	55
13.2	Fees and Expenses.	55
13.3	Waiver; Amendment.	55
13.4	Entire Agreement.	56
13.5	Execution of Agreement; Counterparts; Electronic Signatures.	56
13.6	Governing Law; Exclusive Jurisdiction.	56

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13.7	WAIVER OF JURY TRIAL.	56
13.8	Assignment and Successors.	57
13.9	Parties in Interest.	57
13.10	Notices.	57
13.11	Construction; Usage.	58
13.12	Enforcement of Agreement.	59
13.13	Severability.	59
13.14	Time of Essence.	59
13.15	Disclosure Schedule.	59
13.16	Schedules and Exhibits.	59

Exhibit A -- Schedule of Shares

Exhibit B -- Definitions

Exhibit C -- Spousal Consent

Exhibit D -- Accredited Investor and Bad Actor Questionnaire

Exhibit E -- Budgetary Plan

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into as of December 14, 2021, by and among Synthetic Biologics, Inc., a Nevada corporation (the “Purchaser”), VCN Biosciences, S.L., a corporation organized under the laws of Spain (the “Company”), and each of the shareholders of the Company set forth on the signature pages to this Agreement (collectively, the “Shareholders” and each, individually, a “Shareholder”). Purchaser, Company and Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Shareholders collectively own and desire to sell to the Purchaser one hundred percent (100%) of the issued and outstanding Company shares (participaciones sociales) (the “Shares”), and the Purchaser desires to purchase and acquire the Shares from the Shareholders, on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I.

DESCRIPTION OF TRANSACTION

1.1             Agreement to Purchase and Sell the Shares. Subject to the terms and conditions in this Agreement, at the Closing, the Shareholders shall sell, assign, transfer and deliver to the Purchaser free and clear of all Liens, and the Purchaser shall purchase and acquire from such Shareholders, all such Shareholders’ right, title and interest in and to the Shares as set forth on EXHIBIT A hereto, which the Company and the Shareholders represent and warrant are the Company’s total share capital.

1.2             Payment of Closing Consideration.

(a)              At the Closing, the Purchaser shall deliver to (i) Grifols Innovation and New Technologies Limited (“Grifols”) the Closing Cash Consideration by means of wire transfer of immediately available funds to an account or accounts designated by Grifols; and (ii) the Remaining Shareholders evidence of registration with the Purchaser’s transfer agent of shares of Purchaser Common Stock in the name of each Remaining Shareholder, in each case for such number of shares of Purchaser Common Stock (rounded down to the nearest whole share of Purchaser Common Stock) as is equal to the product of (A) the total number of Closing Shares to be issued by the Purchaser multiplied by (B) each remaining Shareholder’s Consideration Percentage (collectively, the “Closing Consideration”).

(b)             At the Closing, the Shareholders shall transfer, grant, convey, sell and assign to the Purchaser or its designee all of the Shares, free and clear of all liens, claims or encumbrances.

1.3             Milestone Payments.

(a)              Milestone Payments. As additional consideration for the purchase of the Shares held by Grifols, the Purchaser shall provide Grifols with written notice of the first occurrence of each milestone event set forth below with respect to a Product within forty- five (45) days after such occurrence. Within sixty (60) days of the first occurrence of each of the milestone events set forth below with respect to the applicable Product, the Purchaser shall make the following payments to Grifols, whether such milestone is achieved by the Company, its Affiliates or any of their respective sublicensees:

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Milestone Payments

US$3MM upon VCN01 US IND Safe to Proceed – PDAC (or other first indication)

US$2.75MM upon VCN01 US IND Safe to Proceed – RB (or other second indication)

US$3.25MM upon VCN01 US first patient dosed– PDAC (or other first indication) after VCN01 US IND Safe to Proceed for PDAC

US$3.25MM upon VCN01 US first patient dosed – RB (or other second indication) after VCN01 US IND Safe to Proceed for RB

US$6MM upon VCN01 US Phase 2 trial meets the primary endpoint or if a Phase 2 trial is not conducted and only a Phase 3 trial is conducted then upon a Phase 3 being initiated – PDAC (or other first indication)

US$8MM upon VCN01 Pivotal Trial meeting the primary endpoint or upon BLA Submission – RB (or other second indication)

US$12MM upon VCN01 US Phase 3 trial meeting the primary endpoint or upon BLA Submission – PDAC (or other first indication)

US$16MM upon VCN01 BLA Approval – PDAC (or other first indication)

US$16MM upon VCN01 BLA Approval – RB (or other second indication)

Each of the payments set forth above in this Section 1.3(a) (collectively, the “Milestone Payments” and each, a “Milestone Payment”) shall be paid only once for the applicable Product regardless of: (i) the number of Indications for which the Product is developed or approved, and (ii) the number of Products developed, so that the aggregate maximum Milestone Payments that may be made to Grifols is $70,250,000. If VCN-11 should achieve any of the above milestones before VCN-01 should achieve such milestone then VCN-01 in the chart above shall be replaced by VCN-11 with respect to such milestone payment and future milestone payments, so that no further Milestone Payments whatsoever are made with respect to VCN-01. For clarity, any milestone paid with respect to VCN-01 shall not be paid with respect to VCN-11. For example, if Purchaser has been paid US $6.25 MM upon achievement of the initial two milestones for VCN-01 PDAC (US $3MM uponVCNC01 US IND Safe to Proceed-PDAC and US$3.25MM upon VCN01 US first patient dosed– PDAC) and thereafter VCN-01 is no longer used in trials but instead VCN-11 is used then no further payments will be made to Grifols upon VCN-11 filing an IND and dosing patients in its first US trial for PDAC, however, payments will be made with respect to VCN-11 for use to treat PDAC only after a VCN-11 US Phase 2 trial meets the primary endpoint or if a Phase 2 trial is not conducted and only a Phase 3 trial is conducted then upon a Phase 3 being initiated – PDAC. Likewise, if  Purchaser has paid US $6.0 MM upon achievement of the initial two milestones for VCN-01 RB (US $2.75 MM uponVCNC01 US IND Safe to Proceed-RB and US$3.25MM upon VCN01 US first patient dosed– RB) and thereafter VCN-01 is no longer used in trials for PDAC but instead VCN-11 is used then no further payments will be made to Grifols upon VCN-11 filing an IND and dosing patients in its first US trial for RB, however, payments will be made with respect to VCN-11 for use to treat RB only after a  VCN-11 US Phase 2 trial meets the primary endpoint or if a Phase 2 trial is not conducted and only a Phase 3 trial is conducted then upon a Phase 3 being initiated

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(b)       On the Closing Date, the Company shall have no liabilities of any nature outstanding other than up to the $2,400,000 of liabilities set forth on Section 2.6(c) of the Disclosure Schedule (the “Specified Indebtedness”) which the Purchaser shall assume. In the event the Company’s liabilities exceed the amount of the Specified Indebtedness, the Closing Cash Consideration shall be reduced by the amount of such excess liabilities. In the event it is discovered after the Closing that the Company’s liabilities exceeded the amount of the Specified Indebtedness, upon written notice thereof to Grifols by Purchaser, Grifols shall pay to Purchaser within ten days of such discovery and notice thereof being provided to Grifols, the amount by which on the Closing Date the Company’s liabilities exceeded the amount of the Specified Indebtedness. In addition, the Closing Cash Consideration shall be reduced by any liabilities or penalties incurred by the Company prior to Closing for the failure to have its own separate environmental license issued by the municipality council of Sant Cugat del Valles, in accordance with the provisions set forth in Article XI.

1.4             Administrative and Operational Activities of Company after the Closing. After the Closing, the Company shall continue its current legal structure as a limited liability company (sociedad limitada) formed under the laws of Spain and become a wholly owned subsidiary of Purchaser.

1.5             Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth in EXHIBIT B hereto.

Article II.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as set forth on the Disclosure Schedule, the Shareholders hereby, jointly and severally, represent and warrant to the Purchaser and for the benefit of the Indemnified Parties, as of the date of this Agreement and as of the Closing Date, as set forth below.

2.1             Organization and Good Standing.

(a)              The Company is a limited liability company (sociedad limitada) incorporated, validly existing and in good standing under the laws of the country of Spain, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets, to carry on and conduct its business as now being conducted and as proposed to be conducted by the Company as of the Closing Date and to perform its obligations under all Material Contracts, and is duly qualified or registered to do business and is in good standing in Spain, which jurisdiction constitutes as of the date of this Agreement the only jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Company has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

(b)             The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the corporate name currently registered in the Commercial Registry of Barcelona.

(c)              The Company has provided to the Purchaser accurate and complete copies of: (i) the bylaws and other Organizational Documents of the Company, as in effect on the date of this Agreement, and such copies reflect all amendments made thereto at any time prior to the date of this Agreement, (ii) the Shareholders Registry Book (Libro Registro de Socios) of the Company, (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (clauses (i), (ii) and (iii), collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Constituent Documents. There has not been any violation of or default under the Company Constituent Documents, and the Company has not taken any action that is inconsistent with the Company Constituent Documents. The books and records of the Company are up to date, true, correct and complete in all material respects. All the records of the Company have been maintained in accordance with applicable Laws and are in the actual possession and direct control of the Company.

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2.2             Capitalization.

(a)              The share capital of the Company consists of 215,930 Company Shares. All of the Company Shares have been validly issued, and are fully assumed and paid and non-assessable and have been issued and granted in compliance with (i) the Spanish Companies Act (Ley de Sociedades de Capital) and other applicable Laws; and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts. Section 2.2(a) of the Disclosure Schedule accurately sets forth with respect to each Company Share as of the date of this Agreement, the name of the registered holder of such Company Shares. The Shareholders are the owners of the Shares registered in the Company’s Shareholders Registry Book (Libro Registro de Socios) which represent 100% of the Company’s share capital. None of the Shares were issued in violation of any preemptive rights or other rights to subscribe or purchase Shares of the Company.

(b)             As of (i) this Agreement other than as provided pursuant to the relevant Existing Shareholders Agreement and (ii) the Closing Date there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) or any purchase rights, subscription rights, conversion rights, exchange rights to acquire, or that relates to, any of the Company Shares; (ii) outstanding instrument or obligation that is or may become convertible into or exchangeable for any of the Company Shares; (iii) Contract or commitment under which the Company is or may become obligated to sell or otherwise issue any of its Company Shares or that otherwise could affect rights or obligations of the holders of the Company Shares; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Company Shares (clauses (i) through (iv), collectively, “Company Rights”). The Company does not have any outstanding share appreciation rights, phantom shares, performance based shares or equity rights or similar share or equity rights or obligations.

(c)              None of the issued Company Shares constitute restricted shares or are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company or any other party, except as required by applicable law.

(d)             The Company is not a party to or bound by any, and to the Knowledge of the Shareholders, there are no agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any Company Shares.

(e)              As of (i) this Agreement other than as provided pursuant to the relevant Existing Shareholders Agreement and (ii) the Closing Date, none of the Company Shares are subject to any purchase option, call option, right of first refusal, preemptive right, right of participation, subscription right or any similar right (whether pursuant to the Company Constituent Documents or any Contract or any statute to which the Company is subject, except for Article 108 of the Spanish Companies Act) and there is no Contract relating to information rights, financial statement requirements, the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any of the Company Shares. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated (i) to repurchase, redeem or otherwise acquire any of the Company Shares; or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity.

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(f)              The Company has never repurchased, redeemed or otherwise reacquired any of its Shares.

2.3             Subsidiaries. The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any other Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed any obligations of any other Entity other than in the ordinary course of business. Neither the Company nor any of its shareholders has ever approved or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.

2.4             Authority; No Conflict; Required Filings and Consents.

(a)              The Company has all requisite corporate power and authority to enter into this Agreement and any Shareholder Related Agreement to which it is a party, perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Shareholder Related Agreement to which it is a party.

(b)             The execution, delivery and performance of this Agreement and any Shareholder Related Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and any Shareholder Related Agreement to which it is a party by the Company have been duly authorized by all necessary corporate action on the part of the Company, no other corporate action or proceeding on the part of the Company or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement, any Shareholder Related Agreement or the consummation of the transactions contemplated by this Agreement or any Shareholder Related Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

(c)              Other than as provided under this Agreement, neither the execution, delivery or performance by the Company of this Agreement, or any Shareholder Related Agreement nor the consummation of the transactions contemplated by this Agreement or any Shareholder Related Agreement, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any Company Constituent Document; (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, including any labor or employment agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound; (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any Shareholder Related Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its assets is subject; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by the Company.

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(d)             No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body, excluding to the extent required, filings of applications or notices required under the Foreign Investments Act, is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any Shareholder Related Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement or any Shareholder Related Agreement or (ii) necessary for the Company to operate its business as contemplated to be conducted after the Closing Date and after giving effect to the consummation of the transactions contemplated by this Agreement and any Shareholder Agreement-.

2.5             Company Financial Statements; Books and Records.

(a)              Section 2.5(a) of the Disclosure Schedule sets forth true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i)               The audited annual accounts (statement of financial position at December 31, 2019 and 2020 (the “Audited Balance Sheet”), statements of profit-and-loss, other comprehensive income, changes in equity and cash flows of the Company for each of the years ended December 31, 2019 and 2020 and the related notes, all audited in accordance with auditing standards generally accepted in the United States of America (the “Audited Financial Statements”) and the unaudited statement of financial position of the Company at October 31, 2021 (the “Unaudited Balance Sheet”) and the statements of profit-and-loss account, other comprehensive income, changes in equity, and cash flows for the none months ended October 31, 2021 and 2020 and the related notes.

(b)             Each Company Financial Statement: (i) is true, correct and complete in all material respects and has been prepared in conformity with (A) the books and records of the Company, which, in turn, are true, correct and complete in all material respects, and (B) IFRS consistently applied throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); (ii) fairly presents the financial position of the Company as of such dates and the results of operations, changes in shareholders’ equity and cash flow of the Company for the periods then ended, subject in the case of audited financial statements to (y) normal recurring year-end audit adjustments, none of which would individually or in the aggregate be material, and (z) the absence of footnote disclosures, none of which would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company; and (iii) contains and reflects adequate reserves, in accordance with IFRS, for all reasonably anticipated losses, costs and expenses. No financial statement of any Person (other than the Company) is required by IFRS to be included in the Company Financial Statements.

(c)              The Company Financial Statements were prepared from the books, records and accounts of the Company, which books, records and accounts have been maintained in accordance with all applicable Laws and (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with IFRS, and (ii) are true, correct and complete in all material respects. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which to provide assurance that (A) transactions are executed in accordance with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the financial statements in conformity with IFRS and to maintain accountability for the Company’s assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has delivered to the Purchaser copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls, as applicable.

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2.6             No Undisclosed Liabilities; Indebtedness.

(a)              Except as set forth on Section 2.6(c) of the Disclosure Schedule, the Company has no obligations or liabilities (whether or not absolute, accrued, contingent, determined, determinable, unliquidated or otherwise, whether known or unknown, whether due or to become due, whether or not required to be reflected in financial statements in accordance with IFRS and regardless of when or by whom asserted) except for: (i) liabilities that are reflected or provided for in the Company Financial Statements; (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Balance Sheet and of a type reflected or provided for in the Unaudited Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit; and (iii) any such other obligations or liabilities that are not, in the aggregate, in excess of $25,000.

(b)             Section 2.6(b) of the Disclosure Schedule sets forth a true, correct and complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. All of the outstanding Indebtedness may be prepaid by the Company at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.

(c)              Section 2.6(c) of the Disclosure Schedule sets forth the Specified Indebtedness as of the date of this Agreement.

2.7             No Company Material Adverse Effect. Since December 31, 2020, the Company has conducted its business only in the ordinary course of business consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to result in, a Company Material Adverse Effect, or (b) any event, occurrence, development or state of circumstances or facts that has, or could reasonably be expected to have, the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

2.8             Absence of Certain Changes or Events.

Except as set forth on Section 2.8 of the Disclosure Schedule, since December 31, 2020, the Company has not:

(a)              issued (i) any notes, bonds or other debt instruments, (ii) any share capital or rights convertible into or exchangeable or exercisable for any share capital (except for Company Shares issued upon the exercise of Company Options), or (iii) any Company Rights (except for Company Options set forth on Section 2.2(b) of the Disclosure Schedule);

(b)             amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company Stock Option Plan; (ii) any provision of any agreement evidencing any outstanding Company Option; or (iii) any restricted share purchase agreement;

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(c)              borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice, which in the aggregate are not in excess of $25,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing and up to the $2,400,000 of liabilities to be assumed by Purchaser;

(d)             discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past practice;

(e)              declared, accrued, set aside or made any payment or distribution of cash or other property to any of its shareholders or its other Affiliates with respect to such shareholders’ shares or otherwise, or purchased, redeemed or otherwise acquired any of its Company Shares (including any options or other rights to acquire its Company Shares);

(f)              mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

(g)             (i) acquired, leased or licensed any material right or other asset from any Person; (ii) sold, assigned, transferred, leased or licensed to any Person, or otherwise encumbered, any of its assets, except in each case, in the ordinary course of business consistent with past practice; or (iii) canceled any debts or claims;

(h)             sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any Confidential Information to any Person (other than to the Purchaser and its Affiliates and other than disclosures made in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

(i)               (1) granted any severance or termination pay to (or amended any existing arrangement with) any current or former director, officer or employee; (2) increased, or accelerated the payment of, the compensation or benefits payable under any existing severance or termination pay policies or employment agreements; (3) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee; (4) established, adopted or amended (except as required by applicable Laws) any Employee Plan or any collective bargaining, works council, share option, restricted shares, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan, agreement or arrangement covering any employees, officers, consultants or directors of the Company; or (5) increased, or accelerated the payment of, the compensation, bonus or other benefits payable to any employees, officers, consultants or directors of the Company other than in the case of this clause (5) in accordance with the Company’s ordinary course of business and consistent with past practice;

(j)               suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

(k)             made capital expenditures or commitments therefor that exceed $25,000 individually or $50,000 in the aggregate;

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(l)               delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable outside the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 in the aggregate;

(m)            made any loans or advances to, guaranties for the benefit of, or any investments in, any Person (other than advances to the employees of the Company in the ordinary course of business consistent with past practice);

(n)             suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

(o)             made or changed any Tax election, changed any annual tax accounting period, changed or adopted any method of tax accounting, filed any amended Tax Returns or claims for Tax refunds, entered into any closing agreement, settled any Tax claim, audit or assessment, consented to any extension or waiver of the limitation period applicable to any claim or assessment of Taxes, or surrendered any right to claim a Tax refund, offset or other reduction;

(p)             threatened, commenced or settled any Legal Proceeding;

(q)             made any investment in or taken any steps to incorporate or form any Subsidiary or to acquire any equity interest or other interest in any other Entity;

(r)              amended any of its Organizational Documents or effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(s)              entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business, from competing with any Person in any line of business that is material to the Company or otherwise restricting the conduct of its business anywhere in the world;

(t)               entered into, amended or terminated any material Contract other than in the ordinary course of business consistent with past practice;

(u)             received notice, whether written or oral, from any party to a Company Contract of such party’s intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

(v)             entered into any transaction with any of its Affiliates;

(w)            entered into any other material transaction (other than the entry into this Agreement and any Shareholder Related Agreement and the agreements and transactions contemplated by this Agreement and any Shareholder Related Agreement), whether or not in the ordinary course of business consistent with past practice, or materially changed any business practice;

(x)             received any adverse event notice from any Regulatory Authority regarding any Product or any preclinical or clinical study or any clinical trial site; or

(y)             agreed, whether orally or in writing, to do any of the foregoing.

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2.9             Taxes.

(a)              All Tax Returns required to have been filed by or on behalf of, or with respect to the assets of, the Company through the date of this Agreement have been timely filed in accordance with all applicable Laws (pursuant to an extension of time or otherwise) and are true, correct and complete in all respects. The Company has provided to the Purchaser true, correct and complete copies of all Tax Returns.

(b)             Section 2.9(b) of the Disclosure Schedule sets forth a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(c)              All Taxes, estimated Taxes, deposits and other payments due and owing by or on behalf of the Company (whether or not shown on any Tax Return) have been or will be timely paid in full through the date of this Agreement and through the Closing Date.

(d)             The Company has accrued on the Company Financial Statements in accordance with Spanish GAAP all liabilities for unpaid Taxes through the date of this Agreement.

(e)              The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(f)              The Company has withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, creditors, shareholders and third parties and timely remitted such amounts to the proper Governmental Body and filed all federal, state, local and foreign Tax Returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in compliance with the withholding provisions of all applicable Laws.

(g)             The Company has collected all material sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body (or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations).

(h)             No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no Legal Proceeding, audit, examination or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened. There have been no examinations or audits of any Tax Return of the Company. The Company has provided to the Purchaser true, correct and complete copies of all audit reports, correspondence with Tax authorities and similar documents (to which the Company has access) relating to the Tax Returns of the Company.

(i)               All Tax deficiencies asserted by a Governmental Body against the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled, and no indication of a Tax increase or other issue has been raised in any such examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency for any other period not so examined.

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(j)               There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(k)             There are no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any Lien that is pending or, to the Knowledge of the Company, threatened.

(l)               The Company is not a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement.

(m)            The Company (i) does not have a permanent establishment, office or other fixed place of business, and (ii) has never filed or had any obligation to file, and does not have any obligation to file, any Tax Return based on income or otherwise, in each case in any jurisdiction other than Spain.

(n)             The Company has not adopted any resolution or entered into any transaction that might be rejected on the grounds of Tax evasion or that could be questioned under general anti-abuse rules including those set forth in sections 12 to 16 of the Spanish General Tax Act (Ley 58/2003 General Tributaria).

(o)             The Company has not used accounting methods involving deferred payment of Taxes or any alternative accounting methods that postpone or defer Taxes to a period ending on or after the Closing Date.

(p)             No Tax allowance, deduction, subsidy, reduction or Tax exemption granted to the Company may be revoked, cancelled or removed.

(q)             To the Shareholders' best knowledge, the Shareholders hereby represent and warrant to the Purchaser that, the deferred tax assets contained in the Financial Statements and Tax Returns of the Company are true, correct and complete in all material aspects. Notwithstanding, except for any penalties that may be imposed by the tax authorities, the Shareholders shall not be liable to the Purchaser for any tax adverse consequences incurred by the Company with respect to such assets if the amount of these assets or the requirements according to which they have been computed by the Company are challenged by the Spanish tax authorities.

(r)              The Company has not, directly or indirectly, transferred property to or supplied services to or acquired property or services from a Person with whom it was not dealing at arm’s length on terms that materially differ from those that would have been made between Persons dealing at arm’s length.

(s)              The Company has all supporting documents relating to Taxes.

2.10          Real Property.

(a)              The Company does not own, and has never owned, any real property, and the Company is not obligated and does not have an option to acquire an ownership interest in any real property.

(b)             Except as set forth on Section 2.10 of the Disclosure Schedule, the Company does not have, lease or use any Leased Real Property.

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2.11          Personal Property.

(a)              All items of equipment and other tangible personal property and assets owned by or leased to the Company: (i) are reasonably adequate for the uses to which they are being put; (ii) are structurally sound, free of defects and deficiencies and in good operating condition, maintenance and repair, subject to ordinary wear and tear; (iii) comply in all material respects with, and are being operated and otherwise used in material compliance with, all applicable Laws; (iv) were acquired and are usable in the ordinary course of business consistent with past practice; and (v) are adequate for the conduct of the business of the Company in the manner in which such business is being conducted and as proposed to be conducted by the Company as of the Closing Date, in each case in all material respects. All of the tangible personal property and assets of the Company are located at the Leased Real Property and are free and clear of all Liens.

(b)             Section 2.11(b) of the Disclosure Schedule sets forth all the equipment used or owned by the Company or other tangible personal property or asset that is necessary to the operation of the Company’s business.

2.12          Intellectual Property.

(a)              Section 2.12(a) of the Disclosure Schedule sets forth all Company Intellectual Property, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration was issued, date of filing or issuance, status, and names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Intellectual Property to the Company, or in the case of Company Licensed Intellectual Property, to the licensor, have been properly executed and recorded. Except as set forth on Section 2.12(a) of the Disclosure Schedule, all issued Company Intellectual Property is valid and enforceable, and all issuance, renewal, maintenance and other payments and fees that are or have become due with respect thereto have been timely paid by or on behalf of the Company, or in the case of Company Licensed Intellectual Property, the licensor. Except as set forth on Section 2.12(a) of the Disclosure Schedule, no application for a patent, copyright or trademark registration or any other type of Company Intellectual Property filed by or on behalf of the Company, or in the case of Company Licensed Intellectual Property, the licensor, has been abandoned, allowed to lapse or rejected, and there is no basis for a claim that any Intellectual Property Rights embodied in any Company Intellectual Property is invalid or unenforceable.

(b)             There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or, to the Knowledge of the Company, threatened, and there is no fact that is reasonably likely to result in an inventorship challenge, opposition or nullity proceeding or interference, with respect to any Patent Rights included in the Company Registrations. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent, utility model, industrial design, trademark and tradename applications filed by or on behalf of the Company and has made no misrepresentation in such applications.

(c)              The Company exclusively owns all right, title and interest in and to the Company Owned Intellectual Property (including but not limited to the rights of reproduction, distribution, public communication and transformation), free and clear of any Liens other than Permitted Liens. The Company Intellectual Property constitutes all Intellectual Property Rights pertaining or relating to the Pipeline Technologies that are used in or necessary to the conduct of the Company’s business as now conducted and as contemplated to be conducted by the Company after the Closing Date, free and clear of any Liens other than Permitted Liens.

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(d)             The Company has taken all commercially reasonable steps necessary to maintain and protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof. No complaint or other communication relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any third-party proprietary or Confidential Information in the possession, custody or control of the Company; or (ii) breach of the Company’s security procedures wherein Confidential Information has been disclosed to a third Person.

(e)              To the Knowledge of the Company, no product, product candidate or service marketed or sold (or proposed to be marketed or sold) by the Company or conduct of the business of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company after the Closing Date, infringes, violates or constitutes a misappropriation, or will infringe, violate or constitute a misappropriation, of any Intellectual Property Rights of any third-party. The Company has not received any complaint, claim, challenge or notice (i) alleging any such infringement, violation or misappropriation, or that, by conducting its business, the Company would infringe, violate or misappropriate any Intellectual Property Rights of any other Person; or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any Company Intellectual Property. The Company has not received any opinion from its legal counsel concluding that any activities of its business infringes, misappropriates, or otherwise violates, Intellectual Property Rights of any other person.

(f)              To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company) has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Company Intellectual Property and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any of the foregoing or of any current or anticipated claims against a third Person relating to the foregoing.

(g)             Section 2.12(g) of the Disclosure Schedule sets forth each license, covenant or other agreement pursuant to which the Company has (x) assigned or transferred to any Person, or (y) licensed or otherwise granted any right to any Person, or covenanted not to assert any right, in each such instance of (x) or (y), with respect to any Company Intellectual Property. The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any third-party Intellectual Property Rights. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property Rights to any Person, and, except as set forth on Section 2.12(g) of the Disclosure Schedule, none of the Company Owned Intellectual Property was developed in whole or in part using any governmental funding or using any funding, facilities, or resources of any university or research institution.

(h)             Section 2.12(h) of the Disclosure Schedule sets forth (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company has rights thereto (excluding currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000), and (ii) each agreement, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.

(i)               The Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property; or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product, product candidate or service of the Company related thereto.

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(j)               Each current and former employee of the Company and each current and former independent contractor of or consultant to the Company has executed a valid and binding written agreement, substantially in the form or forms provided to the Purchaser (each, an “Assignment Agreement”), expressly assigning to the Company all right, title and interest in any inventions and works of authorship generated on behalf of the Company and/or pertaining to the Pipeline Technologies, whether or not patentable, invented, created, developed, conceived and/or reduced to practice by the employee, independent contractor or consultant for the Company, and all Intellectual Property Rights therein (including but not limited to the rights of reproduction, distribution, public communication and transformation), and has waived all moral rights therein to the extent legally permissible. All Company Owned Intellectual Property was developed by (i) an employee of the Company working within the scope of his or her employment at the time of such development; or (ii) agents, consultants, contractors, or other Persons who have executed appropriate Assignment Agreements. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (A) has obtained ownership of and is the exclusive owner of; or (B) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted by the Company after the Closing Date) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

(k)             The execution and delivery of this Agreement by the Company and the Shareholders, the consummation by the Company and the Shareholders of the transactions contemplated by this Agreement and any Shareholder Related Agreement and the Company continuing to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and any Shareholder Related Agreement will not result in the breach of, or create on behalf of any third-party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property; or (ii) any license, sublicense and other agreement to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property Rights that are useful to the business of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company after the Closing Date.

(l)               To the Knowledge of the Company, no current or former director, officer, employee, independent contractor, or consultant of the Company (i) is in violation of any provision or covenant of any employment agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other Contract with any other Person by virtue of such director’s, officer’s, employee’s, independent contractor’s, or consultant’s being employed by, performing services for or serving on the board of directors of the Company; (ii) is using or has used any trade secrets or Confidential Information of any third Person in connection with performing any services for the Company or the development or creation of any Company Intellectual Property without the permission of the Company and such third Person; or (iii) has developed or created any Company Intellectual Property that is subject to any agreement under which such director, officer, employee, independent contractor, or consultant has assigned or otherwise granted any third party any rights in or to such Company Intellectual Property. To the Knowledge of the Company, no director, agent, employee, independent contractor, or consultant of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to Company Intellectual Property or affecting the Company’s ability to Exploit any Company Intellectual Property. Other than with respect to IDIBELL, no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

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(m)            All licenses for the use of the Intellectual Property Rights are valid, binding upon, and enforceable by or against the parties thereto in accordance to its terms. The Company has complied in all material respects with, and is not in breach nor has received any asserted or threatened claim of material breach of any Intellectual Property Rights license, and to the Knowledge of the Company there has been no material breach or anticipated material breach by any other person to any Intellectual Property license to which the Company is a party.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property Rights as owned, used or held for use in the conduct of the business as currently conducted.

2.13          Agreements.

(a)              Except as set forth on Section 2.13 of the Disclosure Schedule, the Company is not a party to or bound by any written or oral:

(i)               pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other Contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii)             Contract for the employment of, or receipt of services from, any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors, managers or Affiliates;

(iii)           Contract providing for indemnification of any officer, director, employee or agent or indemnification with respect to infringement of proprietary rights;

(iv)            Contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(v)             agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing or creating of a Lien on any asset or group of assets of the Company;

(vi)            guaranty, pledge, performance or completion bond, surety or similar agreement or arrangement;

(vii)          Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii)        lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

(ix)            lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

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(x)             Contract or group of related Contracts with the same party or group of affiliated parties, the performance of which involves consideration in the aggregate in excess of $50,000, other than purchase and sales orders incurred in the ordinary course of business consistent with past practice;

(xi)            (1) assignment, (2) license, or (3) indemnification (other than agreements including indemnification obligations incidental to the subject matter of such agreement), in each of (1) – (3), with respect to any intangible property (including any Intellectual Property Rights);

(xii)          Contract relating to the (1) acquisition, (2) transfer, (3) licensing or use, or (4) development, in each of (1) – (4), of any technology or any Intellectual Property Rights, except for licenses to use shrink-wrap or off-the-shelf software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xiii)        Contract relating to the purchase or sale of any product, product candidate or other asset by or to, or the performance of any services by or for, any Related Party;

(xiv)        Contract under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xv)          sales, distribution, supply or franchise agreement or other agreement involving an agency relationship;

(xvi)        advertising, vendor rebate or product purchase or sale discount agreement;

(xvii)       Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000;

(xviii)     Contract constituting or relating to a Government Contract or Government Bid;

(xix)        Contract providing for an “earn out”, “performance guarantee” or other similar contingent payments by or to the Company;

(xx)          Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xxi)        Contract granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xxii)       Contract for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, except for Contracts relating to the use of shrink-wrap or off-the-shelf software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xxiii)     Contract that grants rights to manufacture, produce, assemble, license, market or sell its products to any Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell products;

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(xxiv)     outstanding power of attorney empowering any Person to act on behalf of the Company;

(xxv)       any tax-sharing Contracts;

(xxvi)     Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;

(xxvii)    agreement with a term of more than 60 days which is not terminable by the Company upon less than 30 days’ notice without penalty and involves a consideration in excess of $50,000 annually;

(xxviii)  Contract regarding voting, transfer, issuance or other arrangements related to the Company’s share capital , options or other rights to acquire, or that relates to, the Company’s share capital; or

(xxix)     Contract that (A) limits the ability of the Company, or to the Knowledge of the Company any of its officers or employees, to compete in any line of business or with any Person or in any geographic area or during any period of time; (B) contains any so called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties; or (C) provides for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted, or which after the Closing would restrict the Purchaser or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development.

(b)             All of the Contracts, leases, agreements and instruments set forth or required to be set forth on Section 2.13(a) of the Disclosure Schedule (the “Material Contracts”) are in full force and effect and are valid, binding and enforceable in accordance with their respective terms and will be in full force and effect, valid, binding and enforceable on identical terms without penalty in accordance with their terms upon consummation of the transactions contemplated by this Agreement. Except as set forth on Section 2.13(b) of the Disclosure Schedule: (i) the Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; (ii) no event has occurred which (with or without the passage of time or the giving of notice or both) would, or could reasonably be expected to, (A) result in a default, breach or event of noncompliance by the Company under any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) the Company has no present expectation or intention of not fully performing all such obligations; and (iv) to the Knowledge of the Company, there is no breach or anticipated breach by the other parties to any Material Contract. The consummation of the transactions contemplated by this Agreement and the Shareholder Related Agreements shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company or the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Material Contract.

(c)              The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract or that any third party is or intends to terminate any Material Contract;

(d)             The Company has not waived any of its rights under any Material Contract;

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(e)              The Company is not a party to any Contract, agreement or commitment the performance of which could reasonably be expected to have a Company Material Adverse Effect.

(f)              There is no term, obligation, understanding or agreement that would modify any term of a written Material Contract or any right or obligation of a party thereunder which is not reflected on the face of such Material Contract.

(g)             No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. The Company is not a party to any Contract that obligates the Company to provide products or services below the Company’s cost of such product or service.

(h)             The Company has provided to the Purchaser a true, correct and complete copy of each of the written Material Contracts and a written summary description of each of the oral Material Contracts, together with all amendments, waivers or other changes thereto.

(i)               There are no consents or waivers of any third persons or Governmental Bodies in order for the Purchaser to maintain the benefit of any Material Contracts after the execution of this Agreement and the Closing of the contemplated transactions.

2.14          Litigation.

(a)              Except as provided under Section 2.14 of the Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened (i) against or affecting the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law (or pending or, to the Knowledge of the Company, threatened against or affecting any of the Shareholders or the officers, directors, managers or employees of the Company with respect to its business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any Governmental Body (including any Legal Proceedings with respect to the transactions contemplated by this Agreement), or (ii) that relate to the ownership of share capital of the Company, or any option or other right to the share capital of the Company, or any right to receive consideration as a result of this Agreement. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s Knowledge, currently threatened in writing (i) against the Company or any officer, director or employee of the Company arising out of their employment or board relationship with the Company; or (ii) to the Company’s Knowledge, that questions the validity of this Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by this Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business of the Company.

(b)             The Company is not subject to any Legal Proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries.

(c)              [The Company is fully insured with respect to each of the matters set forth on Section 2.14 of the Disclosure Schedule.] The Company is not subject to any judgment, order or decree of any court or other Governmental Body, and the Company has not received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting any Shareholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement. The Company has provided to the Purchaser true, correct and complete copies of all pleadings, correspondence and other written materials to which the Company has access and that relate to any Legal Proceeding set forth on Section 2.14 of the Disclosure Schedule.

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2.15          Environmental Matters.

(a)              Other than as stated under this section, the Company is, and for the past three years has been, in compliance with all applicable Environmental Laws, which compliance includes the use by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. All Governmental Authorizations currently held or used by the Company pursuant to Environmental Laws are set forth on Section 2.15(a) of the Disclosure Schedule.  The environmental license issued by the municipality council of Sant Cugat del Valles in 2011 under the name of Gri-Cel, S.A. (now merged with Instituto Grifols, S.A.) is sufficient to satisfy all required Governmental Authorizations pursuant to applicable Environmental Laws, other than for the fact that such environmental license is not issued under the name of the Company.

(b)             The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with, or has liability under, any Environmental Law, and to the Knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with the Company’s compliance with, or give rise to liability under, any Environmental Law in the future.

(c)              The Company has not at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. The Company has not entered into or agreed to enter into, or has any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(d)             To the Knowledge of the Company, there has been no Release of Materials of Environmental Concern at any plant, facility, site, area or property at which the Company currently operates or previously operated.

(e)              To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee (current or former) or otherwise, that alleges that such current or prior owner or the Company is not in compliance with, or has liability under, any Environmental Law.

(f)              To the Knowledge of the Company, no improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset.

(g)             To the Knowledge of the Company, the Company has not imported, received, manufactured, produced, processed, labeled or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws.

(h)             The Company has provided to the Purchaser true, correct and complete copies of all environmental reports, investigations and/or audits relating to facilities at which the Company currently operates or previously operated (whether conducted by or on behalf of the Company or a third party) of which the Company has possession or control.

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2.16                              Employee Matters.

(a)              The Company currently has 8 employees (this notwithstanding, it is expected that 1 employee resigns by the end of year 2021). The Company’s records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service. The employment of each of the employees is terminable at will. The Company has provided to the Purchaser true, correct and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, releases and other materials relating to the employment of the current and former employees of the Company.

(b)             Section 2.16(b) of the Disclosure Schedule sets forth a true, correct and complete list of all consultants and independent contractors used by the Company as of the date of this Agreement, specifying the name of the consultant or independent contractor, type of services provided, fees paid to such consultant or independent contractor for calendar year 2020 and 2021, work location and address, and accurately reflects any compensation payable to them, their dates of service, their positions or titles and a true, correct and complete description of the Company’s obligations to each such consultant and independent contractor. The Company has provided to the Purchaser a true, correct and complete copy of each written agreement with each consultant and independent contractor set forth on Section 2.16(b) of the Disclosure Schedule. Each of the consultant and independent contractor relationships with the Persons set forth on Section 2.16(b) of the Disclosure Schedule is terminable without notice and without pay.

(c)              To the Knowledge of the Company, each prior employee has, at all times, properly been classified and treated as an employee for all purposes including, but not limited to, the Employee Plans and Tax purposes. Each prior employee has at all times properly been classified as subject to or exempt from overtime requirements. The Company has never had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Company.

(d)             To the Knowledge of the Company, the Company is, and has at all times been, in compliance with all applicable Laws and in particular, all Labor Laws applicable to its employees. To the Knowledge of the Company, the Company is not subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or taxes for failure to comply with the Labor Laws and the Company is in compliance with all Laws (including all Labor Laws) and contracts relating to employment, employment practices, wages, hours, equal opportunity, affirmative action, harassment, occupational health and safety, disability, workers compensation, unemployment, insurance, benefits, taxes, bonuses and terms and conditions of employment.

(e)              There are no claims pending, or, to the Knowledge of the Company, threatened or capable of arising, against the Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance or under applicable workers compensation legislation. No levies, assessments or penalties have been made against the Company pursuant to Applicable Benefit Laws.

(f)              No notice has been received by the Company of any employment related claims commenced by any employee against the Company, including claims that the Company has violated Labor Laws or the common law with respect to an employee’s employment, and, to the Knowledge of the Company, no such claims are threatened.

(g)             The Company has not made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or any similar matter in connection with the transactions contemplated by this Agreement or otherwise.

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(h)             To the Knowledge of the Company, each Person classified as an independent contractor or other non-employee service provider of the Company has, at all times, properly been classified and treated as an independent contractor or other non-employee service provider for all purposes including, but not limited to, Tax purposes. To the Knowledge of the Company, the Company is, and has at all times been, in compliance with all applicable Laws and contracts relating to its independent contractors and other non-employee service providers. No independent contractor, consultant or other non-employee service provider of the Company is eligible to participate in any Employee Plan. There are no claims pending or, to the Knowledge of the Company, threatened against the Company, by any independent contractor, other non-employee service provider or third party, in respect of any accident or injury, which are not fully covered by insurance.

(i)               All amounts due in relation to employees (whether arising under common law, statute, equity or otherwise) have been paid, including all remuneration, expenses, social insurance, pension contributions, liability to taxation, levies and other amounts (other than amounts owing with respect to the current salary or work period which are not yet due).

(j)               Except as set forth on Section 2.16(j) of the Disclosure Schedule, all amounts due in relation to any independent contractors or other non-employee service providers of the Company have been paid.

(k)             To the Knowledge of the Company, no Employee, since becoming an employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board or certified or voluntarily recognized by any other Governmental Body. The Company is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group. No representation election petition or application for certification has been filed by employees or is pending with any Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees has occurred, is in progress or, to the Knowledge of the Company, is threatened. No labor strike, work stoppage, slowdown, picketing, lockout or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened.

(l)               The Company is not a United States federal or state contractor.

(m)            No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its Employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

2.17          Employee Benefit Plans.

(a)              Section 2.17(a) of the Company Disclosure Schedule is a list of all material Benefit Plans, including, without limitation, each Benefit Plan that provides for retirement, change in control, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits and the name of each individual that is entitled to payments pursuant thereto and the amount of each payment. “Benefit Plan” means each pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company or under which the Company has any actual or contingent liability.

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(b)             As applicable with respect to each material Benefit Plan, the Company has made available to Purchaser, true and complete copies of (i) each material Benefit Plan, including all amendments thereto, and in the case of an unwritten material Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body and all schedules thereto, (v) the most recent Governmental Body determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all records, notices and filings concerning Governmental Body audits or investigations, prohibited transactions and (viii) all policies and procedures established to comply with the privacy and security rules any Governmental Body.

(c)              Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of all applicable Laws.

(d)             There are no pending audits or investigations by any Governmental Body involving any Benefit Plan, and no pending or, to the Knowledge of the Company, threatened claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or Legal Proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company.

(e)              No Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and the Company has not made a written or oral representation promising the same.

(f)              Neither the execution of, nor the performance of the transactions contemplated by this Agreement will either alone or in connection with any other event(s) (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any Subsidiary thereof, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Benefit Plan or (v) limit the right to merge, amend or terminate any Benefit Plan.

(g)             No current or former employee, officer, director or independent contractor of the Company has any “gross up” agreements or other assurance of reimbursement for any Taxes imposed.

(h)             The Company does not maintain any Benefit Plan outside of Spain.

(i)               The Company is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees, and there is no labor union, labor organization, or similar Person representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election.

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(j)               The Company and each of its Subsidiaries is and for the past five (5) years has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, tax withholding, prohibited discrimination and retaliation, equal employment opportunities, harassment, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material Liability to the Company, with respect to employees of the Company and its Subsidiaries, each of the Company and its Subsidiaries, since January 1, 2018: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company relating to any employee, applicant for employment, consultant, employment agreement or Benefit Plan (other than routine claims for benefits).

(k)             Except as would not be reasonably likely to result in a material liability to the Company, with respect to each individual who currently renders services to the Company, the Company a has accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company has accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(l)               There is not and has not been in the past three years, nor is there or has there been in the past three years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity, against the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, any similar activity or dispute, or, to the Knowledge of the Company, any union organizing activity.

(m)            There is no Legal Proceeding, claim, unfair labor practice charge or complaint, labor dispute or grievance pending or, to the Knowledge of the Company, threatened against the Company relating to labor, employment, employment practices, or terms and conditions of employment.

(n)             As of the date hereof, no Key Employee has submitted his or her resignation or, to the Knowledge of the Company, intends to resign.

(p)       As of the date hereof, the Company has paid all social security contributions required to be made under Spanish employment legislation.

2.18          Compliance With Laws; Governmental Authorizations.

(a)              The Company is, and has at all times been, in compliance with all applicable Laws, except where non-compliance could not reasonably be expected to result in a Company Material Adverse Effect. The Company has never received any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential material violation of, or failure to materially comply with, any Law; or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature under any applicable Law. The Company has provided to the Purchaser a true, correct and complete copy of each report, study, survey or other document to which the Company has access that addresses or otherwise relates to the compliance of the Company with, or the applicability to the Company of, any Laws. To the Knowledge of the Company, no Governmental Body has proposed or is considering any Law that, if adopted or otherwise put into effect, (A) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Company or on the ability the Company to comply with or perform any covenant or obligation under this Agreement or any Shareholder Related Agreements; or (B) may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

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(b)             Section 2.18(b) of the Disclosure Schedule sets forth each Governmental Authorization held by the Company, and the Company has provided to the Purchaser true, correct and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary (i) to enable the Company to conduct its business legally and as contemplated to be conducted by the Company after the Closing Date; and (ii) to permit the Company to own and use its assets in the manner in which it is currently owned and used. The Company is, and at all times since its incorporation has been, in compliance with the terms and requirements of the Governmental Authorizations held by the Company. The Company has not received any notice or other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. All of Governmental Authorizations set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule will be available for use by the Company immediately after the Closing. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Company which are subject to periodic renewal, the Company has no reason to believe that such renewals will not be timely granted by the relevant Governmental Body. Neither the execution or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (i) require the consent or approval of any Governmental Body, and (ii) affect the validity or require the amendment of a Governmental Authorization for the Company to conduct it business as contemplated to be conducted after the Closing Date .

(c)                     (i) The Company has at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule; (ii) to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule; or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization set forth or required to be set forth on Section 2.18(b) of the Disclosure Schedule; (iii) the Company has never received, and, to the Knowledge of the Company, no employee has ever received, any notice or other communication from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be set forth on Section 2.18(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The rights and benefits of each Governmental Authorization Company Permit will be available to the Company immediately after the Closing Date on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Closing Date without the need to obtain any consent or waiver from any Governmental Body.

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2.19          Insurance. Section 2.19 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds maintained by, at the expense of or for the benefit of the Company and its Employees, officers and directors for the current policy year, and the Company has provided to the Purchaser accurate and complete copies of the insurance policies set forth on Section 2.19 of the Disclosure Schedule. The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past three (3) years. During the past three (3) years, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company does not have any obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has provided the Company with notice that coverage will be denied with respect to any claim submitted to such insurer by the Company. Section 2.19 of the Disclosure Schedule sets forth all claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.20          Brokerage and Transaction Bonuses. Except as set forth on Section 2.20 of the Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Shareholder. There are no special bonuses or other similar compensation payable to any employee of the Company in connection with the transactions contemplated by this Agreement and the Shareholder Related Agreements. The Shareholders shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

2.21          Title to and Sufficiency of Assets.

(a)              The Company owns, and has good, valid, transferable and marketable title to, or a valid leasehold interest in (i) all properties and assets used by it, located on its premises, shown on the Annual Accounts or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Annual Accounts and except for Permitted Liens); (ii) all of its rights under the Material Contracts; and (iii) all other material assets used by the Company or reflected in the books and records of the Company as being owned by the Company.

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(b)             All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. The Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as currently conducted and as proposed to be conducted by the Company after the Closing Date.

2.22          Inventory. All of the inventory of the Company: (a) was acquired and is sufficient for the operation of its business in the ordinary course of business consistent with the Company’s past practice; (b) is of a quality and quantity usable or saleable in the ordinary course of business consistent with the Company’s past practice; (c) is valued on the books and records of the Company at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with the Company’s past practice; and (d) is free of any material defect or deficiency. The inventory levels maintained by the Company are adequate in all material respects for the conduct of the operations of the Company in the ordinary course of business and consistent with the Company’s past practice.

2.23          Bank Accounts. Section 2.23 of the Disclosure Schedule sets forth true, correct and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date of this Agreement (and whether any cash comprising such balances is “restricted cash”) and the names of all individuals authorized to draw on or make withdrawals from such accounts (and no changes to such information shall have occurred as of the Closing Date).

2.24          Accounts Payable. Section 2.24(a) of the Disclosure Schedule sets forth a true, correct and complete breakdown and aging of the accounts payable of the Company as of November 30, 2021, shall be updated by the Company and provided to Purchaser prior to the Closing as of the Closing Date, and any outstanding accounts payable is reflected in Section 2.6(c) of the Disclosure Schedule. All accounts payable were incurred in the ordinary course of business consistent with past practice, are valid payables for products or services purchased by the Company and except as set forth on the Disclosure Schedule are not past due and in no event are any payables more than 60 days past the invoice date.

2.25          Related Party Transactions. Except as set forth on Section 2.25 of the Disclosure Schedule, no Related Party has any direct or indirect interest in any asset used in or otherwise relating to the business of the Company. No Related Party is indebted to the Company. No Related Party has entered into any Material Contract, transaction or business dealing involving the Company. No Related Party is competing directly or indirectly, with the Company. No Related Party has any claim or right against the Company (other than claims or rights to receive compensation for services performed as an employee or as a director).

2.26          Customers and Suppliers. Section 2.26 of the Disclosure Schedule sets forth a true, correct and complete list of the names and addresses of the material Suppliers. No material Supplier (or former Supplier) during the prior 12 months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such material Supplier’s Contracts with the Company or to decrease such Supplier’s supply of services or products to the Company. The Company has provided to the Purchaser true, correct and complete copies of all of such material Supplier Contracts, and all such Contracts are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Company, as applicable. The Company has not received any notice and the Company does not have any Knowledge to the effect that any current customer or supplier may withdraw, terminate or materially alter, amend or modify its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise.

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2.27          Certain Payments. Neither the Company nor, to the Knowledge of the Company, any manager, officer, employee, agent, consultant or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (ii) to make any unlawful payment to any governmental official or employee, including without limitation any payments made in violation of the FCPA, the UK Bribery Act or the Spanish Criminal Code; or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for corporate income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

2.28          Personal Information and Privacy.

(a)              The Company is in compliance in all material respects with the requirements of all Privacy Laws applicable to it which govern the collection, use and disclosure of Personal Information.

(b)             Section 2.28(b) of the Disclosure Schedule sets forth and describes each distinct electronic or other database containing (in whole or in part) Personal Information maintained by or for the Company at any time (each, a “Company Database”), the types of Personal Information in each such database, the means by which the Personal Information was collected, and the security policies that have been adopted and maintained with respect to each such database.

(c)              Section 2.28(c) of the Disclosure Schedule sets forth each privacy policy of the Company and any other industry privacy code or privacy procedures to which the Company subscribes or is bound which governs its collection, use and disclosure of Personal Information (each, a “Privacy Policy”) and identifies, with respect to each Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Privacy Policy apply to the data or information collected under such Privacy Policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Privacy Policy to data or information previously collected under such Privacy Policy.

(d)             There is no complaint to or audit, proceeding, investigation or claim against, or to the Knowledge of the Company, threatened against, the Company by any Governmental Body, or by any Person in respect of the collection, use or disclosure of Personal Information by any Person in connection with the business of the Company.

(e)              (i) no breach or violation of any Privacy Policy has occurred or, to the Knowledge of the Company, is threatened; and (ii) there has been no unauthorized or illegal uses of or access to any of the data or information in any of the Company Databases.

(f)              The Company is in compliance with all of the Privacy Policies and all applicable Privacy Laws and other Laws, User Data or Personal Information.

(g)             None of (i) the execution, delivery, or performance of this Agreement or any Shareholder Related Agreements (or any of the other ancillary agreements); (ii) the consummation of the transactions contemplated by this Agreement or any Shareholder Related Agreements (or any of the other ancillary agreements); or (iii) to the Knowledge of the Company, the Purchaser’s possession or use of the User Data or any data or information in any of the Company Databases, will result in any breach or violation of any Privacy Policy or any Privacy Laws and other Laws, User Data or Personal Information.

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2.29          Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Bodies relating to the operation of the business of the Company. There is no false or misleading information or significant omission in any product application or other submission to the FDA or any other comparable Governmental Body. All such registrations, filings and submissions were in compliance in all material respects with all Laws and other requirements when filed. No material deficiencies have been asserted by any such applicable Governmental Bodies with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission. The Company has delivered to the Purchaser copies of (a) all material reports of inspection observations; (b) all material establishment inspection reports; (c) all material warning letters; and (d) any other material documents received by the Company from the FDA or any other Governmental Body relating to the business of the Company that assert ongoing material lack of compliance with any laws (including regulations promulgated by the FDA and any other Governmental Body) by the Company. The Company has not received any Negative FDA Correspondence.

2.30          Company Products and Product Candidates.

(a)              The Pipeline Technologies comprise all Company products or product candidates. Each of the Company’s products and product candidates is being, and at all times has been, developed, tested, authorized, manufactured, processed, labeled, stored, transported and distributed, as applicable, in compliance in all respects with all applicable Laws, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices.

(b)             The Company currently holds no Marketing Authorizations

(c)              Where the Company products or product candidates or their active ingredients are manufactured by third parties for the Company, the Company has acted diligently in ensuring (including when executing the relevant contracts) that such Company products or product candidates and active ingredients have the relevant Good Manufacturing Certificate and are compliant with all applicable Laws.

(d)             The Company has not received any court or out-of-court claims or any complaints, warnings or notifications of any kind due to contingencies resulting from nonconformity of any Company products, contingencies resulting from poor product safety, damages caused by defective Company products, and they are not aware of any issue of this kind occurring now or in the future.

(e)              The Company has all Registrations and all other such permits, licenses, clearances, registrations, exemptions, patents, franchises, certificates of need and other approvals, consents and other authorizations issued by the appropriate domestic or foreign regional, federal, state, or local regulatory agencies or bodies necessary to conduct the business of the Company. The Company has not received any notice of proceedings any court or out-of-court claims or any complaints, warnings or notifications relating to the revocation, termination, modification or impairment of rights of any of the Registrations that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Company Material Adverse Effect; the Company has not failed to submit to the FDA or EMA or AEMPS or any other Governmental Body any filings necessary to conduct the business of the Company, any such filings that were required to be made were in compliance with applicable laws when filed, and no deficiencies have been asserted by the FDA, the EMA, the AEMPS or any other Governmental Body with respect to any such filings or submissions that were made.

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(f)              Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement require any consent or approval of any third party or any Registration or authorization, permit, license, clearance, registration, exemption, patent, franchise or any third party or any domestic or foreign regional, federal, state, or local regulatory agencies or bodies in order for the Company to continue conducting its business as contemplated.

(g)             The clinical and pre-clinical trials of the product candidates conducted by or on behalf of the Company were, and if still pending, are, being conducted in all respects in accordance with all clinical protocols, standard medical and scientific research procedures and applicable Laws. The Company has not been notified by the FDA, EMA, AEMPS or any other Governmental Body of any restriction on the pre-clinical trials conducted or currently being conducted by or on behalf of the Company. The descriptions of, protocols for, and data and other results of, the pre-clinical and clinical studies and trials conducted or currently being conducted by or on behalf of the Company that have been provided to the Purchaser are true, accurate, correct and complete, fairly present the data derived from such trials and comply with the applicable Law. The Company has no knowledge of any other trials the results of which are inconsistent in any respect with or otherwise call into question the results described to Purchaser; the Company has operated and is currently in compliance with all applicable Law, statutes, rules and regulations of the Regulatory Authorities; the Company, has not received any written notices, correspondence or other written communication from the Regulatory Authorities (including but not limited to ethics committees of hospitals were the clinical trials of the product candidates are being conducted) or any governmental authority which could lead to the termination or suspension of any clinical or pre-clinical trials and there are no reasonable grounds for same.

(h)             To the Knowledge of the Company, any third-party that is a supplier, manufacturer, or contractor for the Company is in compliance with applicable Law, all Registrations and the authorizations, approvals, licenses, permits, certificates, or exemptions (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company, of FDA, EMA, AEMPS or any other comparable Governmental Body.

(i)               Section 2.30(k) of the Disclosure Schedule sets forth a true, correct and complete list of all of the Company’s products and product candidates, noting, where applicable, (i) the phase of clinical trial or development each product or product candidate is in; and (ii) those products or product candidates where FDA, EMA, AEMPS and/or other Governmental Body, including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. The Company has provided to the Purchaser true, correct and complete copies of, without limitation, (A) any investigational new drug applications or new drug applications submitted to the FDA or EMA or AEMPS or any other Governmental Body by or on behalf of the Company, including any supplements thereto; (B) all final study results and/or reports relating to Company products or product candidates; (C) all correspondence to or from the FDA, EMA, AEMPS or other Governmental Bodies, including meeting minutes and records of contacts; (D) all documents in the Company’s possession related to inspections by the FDA, EMA, AEMPS or other Governmental Bodies; and (E) all information relating to adverse drug experiences obtained or otherwise received by the Company from any source with respect to the Company products or product candidates.

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2.31          OFAC. Neither the Company nor Representative of the Company, nor, to the Knowledge of the Company, any other Person acting for or on behalf of the Company has: (a) been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); or (b) engaged or is currently engaging in any business or other dealings with, in, involving, or relating to (i) any country subject to a comprehensive embargo under the sanctions administered by OFAC; or (ii) any Person subject to sanctions administered by OFAC.

2.32          Anti-Bribery and Anti-Money Laundering Laws. Each of the Company, its affiliates and any of their respective officers, directors, supervisors, managers, or employees, or to the Company’s knowledge, any agents acting on behalf of the Company, has not violated, its consummation of the contemplated transactions will not violate, and the Company and each of its subsidiaries will institute and maintain policies and procedures designed to ensure continued compliance with, each of the following laws to the extent applicable to the Company and its subsidiaries:  anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to the Spanish Criminal Code (Organic Act 10/1995), as amended, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other applicable anti-corruption or anti-bribery law, rule or regulation, or anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code section 1956 and 1957, the Patriot Act, and the Bank Secrecy Act.

2.33          Related Party Transactions. The Company has caused to be paid to the Company all amounts owed to the Company by any Shareholder or any Related Party and any debts of the Company owed to any of the Shareholders or any Related Party shall have been cancelled.

2.34          Notices To Third Parties. The Company shall have given all notices to third parties and obtained all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement; (ii) required to be given or obtained; or (iii) required to prevent a Company Material Adverse Effect, whether prior to, on or following the Closing Date.

2.35        Foreign Business. The Company is a foreign business that is not organized under the laws of the U.S. or any state thereof, is majority owned by persons who are not U.S. citizens or residents, more than 50% of its assets are located outside the U.S  and the majority of its executive officers and director are not U.S. citizens or residents.

Article III.

REPRESENTATIONS AND WARRANTIES OF EACh shareholder

Except as set forth on the Disclosure Schedule, each Shareholder hereby represents and warrants to the Purchaser, severally and not jointly, as of the date of this Agreement and as of the Closing Date, as set forth below.

3.1             Authority, No Conflict; Required Filings and Consents.

(a)              The Shareholder has full power and authority to do and perform all acts and things to be done by him under this Agreement and any Shareholder Related Agreement to which such Shareholder is a party. The Shareholder has all requisite power and authority to enter into this Agreement and any Shareholder Related Agreement to which such Shareholder is a party, perform his obligations under this Agreement and any Shareholder Related Agreement to which such Shareholder is a party and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

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(b)             Neither the execution, delivery or performance by the Shareholder of this Agreement or any Shareholder Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any Shareholder Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Shareholder is a party or by which he or any of his properties or assets may be bound; (ii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any Shareholder Related Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Shareholder is subject; or (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Shareholder or that otherwise relates to the business of the Shareholder or to any of the assets owned, used or controlled by the Shareholder.

3.2             Ownership; Title to Company Shares.

(a)              The Shareholder is the legal and full owner of the Shares shown as owned by the Shareholder on Section 3.2 of the Disclosure Schedule, and the Shareholder has sole voting and dispositive power over such shares of Shares. The Shareholder has, and immediately prior to the Closing, will have, good and valid title to the Shares to be sold by the Shareholder pursuant to this Agreement, free and clear of all Liens.

(b)             Upon (i) receipt by Grifols of Grifols’ portion of the Closing Consideration, and (ii) receipt by the Remaining Shareholders of the Closing Shares in accordance with the terms of this Agreement, the Purchaser will receive good and valid title to the Shares, free and clear of all Liens, without prejudice to the formalization of the transfer into public deed in Spain in accordance with Section 9.5.

(c)              There are no options, , calls, rights, commitments or agreements of any character to which the Shareholder is a party or by which the Shareholder is bound obligating the Shareholder to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Shares of the Company owned by the Shareholder or any security or rights convertible into or exchangeable or exercisable for any such Shares. The Shareholder is not a party to or bound by any agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Shares or other equity interests of the Company owned by the Shareholder.

3.3             Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Shareholder, threatened that relate to such Shareholder’s ownership of any Share of the Company, or any option or other right of such Shareholder to any Shares of the Company, or any right of such Shareholder to receive consideration as a result of this Agreement, and there is no reasonable basis for any of the foregoing. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Shareholder, threatened against or affecting the Shareholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

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3.4             Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Shareholder. There are no special bonuses or other similar compensation payable to any employee of the Shareholder in connection with the transactions contemplated by this Agreement and the Shareholder Related Agreements. The Shareholder shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

3.5       Acknowledgement of Closing Cash Consideration and Milestone Consideration Each Shareholder acknowledges that the consideration being paid to Grifols is cash consideration, which includes the Closing Cash Consideration and the Milestone Payments, and that the Remaining Shareholders have no interest in such payments and no objection to the different forms of consideration provided for herein.

Article IV.

REPRESENTATIONS AND WARRANTIES OF REMAINING SHAREHOLDERS

Except as set forth on the Disclosure Schedule, each Remaining Shareholder hereby represents and warrants to the Purchaser, severally and not jointly, as of the date of this Agreement and as of the Closing Date, as set forth below.

4.1             Restricted Securities. The Remaining Shareholder understands that the Closing Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Remaining Shareholder’s representations as expressed herein. The Remaining Shareholder understands that the Closing Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Remaining Shareholder must hold the Closing Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Remaining Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Closing Shares, and on requirements relating to the Purchaser which are outside of the Remaining Shareholder’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

4.2             Accredited Investor; Non-U.S. Person. The Remaining Shareholder is either: (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) not a U.S. Person as defined in Regulation S promulgated under the Securities Act.

4.3             No Bad Actor Disqualification Events. The Remaining Shareholder is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

4.4             Investment Experience. The Remaining Shareholder represents that he is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as the Purchaser and acknowledges that the Remaining Shareholder can bear the economic risk of his investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Closing Shares.

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4.5             Foreign Investors. If the Remaining Shareholder is not a United States person (as defined by Section 7701(a)(30) of the Code), the Remaining Shareholder hereby represents that he has satisfied himself as to the full observance of the laws of Spain in connection with any invitation to subscribe for the Closing Shares or any use of this Agreement, including (a) the legal requirements within his jurisdiction for the purchase of the Closing Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Closing Shares. The Remaining Shareholder’s beneficial ownership of the Closing Shares will not violate any applicable securities or other laws of Spain. If any Remaining Shareholder is not an accredited investor then the Remaining Shareholder is not a U.S. Person as that term is defined in Regulation S promulgated under the Securities Act; has a principal address is outside the United States, has no present intention of becoming a resident of or moving its principal place of business to the United States, executed and delivered this Agreement when located outside the United States and acquiring the Closing Shares solely for the Buyer’s own account and not for the account or the benefit of a U.S. Person.

4.6             No General Solicitation. Neither the Remaining Shareholder, nor any of his officers, managers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation; or (b) received or reviewed any advertisement in connection with the offer and sale of the Closing Shares.

4.7             Residence. The Remaining Shareholder resides in the state or province identified in the address of the Shareholder set forth on the signature page hereto.

4.8             Legends. The Remaining Shareholder understands that the Closing Shares acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends: (a) any legend required by the securities laws of any state to the extent such laws are applicable to the Closing Shares represented by the certificate so legended; and (b) customary legends to the effect that the Closing Shares has not been registered under the Securities Act and that the transfer thereof may be accordingly restricted; provided, however, that such legends shall be removed by the Purchaser from any certificate or book-entry security entitlement evidencing the Closing Shares upon delivery by a Remaining Shareholder to the Purchaser of a written request to that effect if at the time of such written request a registration statement under the Securities Act is at that time in effect with respect to the legended security and such Shareholder is not an affiliate of the Purchaser.

4.9             Investment Purpose; Disclosure of Information.

(a)        The Remaining Shareholder has requested, received, reviewed and considered all the information the Remaining Shareholder deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Closing Shares, including, without limitation, the Purchaser SEC Documents. The Remaining Shareholder further represents that the Remaining Shareholder has had an opportunity to ask questions of and receive answers from the Purchaser regarding the terms and conditions of the offering of the Closing Shares and the business, prospects and financial condition of the Purchaser necessary to verify the accuracy of any information furnished to the Remaining Shareholder or to which the Remaining Shareholder had access.

(b)       The Remaining Shareholder is acquiring the Closing Shares pursuant to this Agreement for the Remaining Shareholder’s own account for investment purposes only and with no present intention of distributing any Closing Shares, and no arrangement or understanding exists with any other persons regarding the distribution of Closing Shares.

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Article V.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Shareholders, as of the date of this Agreement and as of the Closing Date, as set forth below.

5.1             Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets and to carry on and conduct its business as now being conducted and as proposed to be conducted as of the Closing Date and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Purchaser has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

5.2             Authority, No Conflict; Required Filings and Consents.

(a)       The Purchaser has all requisite corporate power and authority to enter into this Agreement, perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate action or proceeding on the part of the Purchaser or its boards of directors is necessary to authorize the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally; and (ii) the availability of injunctive relief and other equitable remedies.

(b)       The execution, delivery or performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any of the Organizational Documents of the Purchaser; (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound; (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser is subject; or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser.

(c)       No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body, excluding to the extent required, filings of applications or notices required under the Foreign Investments Act, is required by or with respect to the Purchaser: (i) in connection with the execution and delivery of this Agreement or by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement; or (ii) necessary for the Purchaser to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement.

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5.3             SEC Filings; Financial Statements.

(a)       Since January 1, 2021, the Purchaser has filed with the SEC all required reports and filings (the “Purchaser SEC Documents”). As of the time of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser is in compliance, in all material respects, with the applicable listing rules of NYSE American LLC (the “NYSE American”).

(b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Purchaser as of the respective dates thereof and the consolidated results of operations of the Purchaser for the periods covered thereby.

5.4             Purchaser Stock Consideration. The Closing Shares will be, prior to the issuance, duly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

5.5             Sufficiency of Funds. Purchaser has and will as of the Closing have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration.

Article VI.

CERTAIN COVENANTS AND AGREEMENTS

6.1             Due Diligence Access and Investigation. During the period from the date of this Agreement to the earlier of the termination of this Agreement pursuant to ARTICLE X and the Closing Date (the “Pre-Closing Period”), the Company and the Shareholders agree that the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or any Shareholder contained in this Agreement or the Related Shareholder Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Company and the Shareholders shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination.

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6.2             Operation of the Company’s Business.

(a)       During the Pre-Closing Period, the Shareholders shall cause the Company to: (i) ensure that the Company conducts its business and operations (A) in the ordinary course of business consistent with past practice, and (B) in compliance with all applicable Laws and the requirements of all Material Contracts and Governmental Authorizations held by the Company; (ii) use best efforts to ensure that the Company preserves intact its current business organization, keep available the services of its current officers, directors, employees and consultants and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, consultants and other Persons having business relationships with the Company; (iii) maintain the books, records and financial statements of the Company in accordance with Spanish GAAP and consistent with past practice; (iv) provide all notices, assurances and support required by any Company Contract in order to ensure that no condition under such Company Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by the Company of any Intellectual Property Rights; and (v) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Company.

(b)       Without limiting the foregoing, except as expressly contemplated by the terms of this Agreement, during the Pre-Closing Period the Company shall not (without the prior written consent of the Purchaser):

(i)               (A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, shares or property) in respect of, any of its share capital or other equity or voting interests; (B) authorize for issuance or issue and deliver any additional shares of its share capital or rights convertible into or exchangeable for shares of its share capital, or grant any right, option or other commitment for the issuance of shares of its share capital; (C) split, combine or reclassify any of its shares of share capital or other equity or voting interests; (D) purchase, redeem or otherwise acquire any of its share capital of the Company, any Company Option or any Company Rights;

(ii)             amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Option Plan, any provision of any Contract related to any Company Option or any restricted share purchase agreement as in effect as of the date of this Agreement, or otherwise modify any of the terms of any Company Option or any related Contract as in effect as of the date of this Agreement, other than as required to terminate all outstanding Company Options as of the Closing in accordance with Section 1.5;

(iii)           amend or permit the adoption of any amendment to the Organizational Documents of the Company, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)            adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v)             form any Subsidiary or acquire any equity interest or other interest in any other Entity;

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(vi)            make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company, taken as a whole, during the Pre-Closing Period shall not exceed $50,000 in the aggregate;

(vii)          enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract or any Contract, lease, agreement or instrument that would be required to be set forth on Section 2.13(a) of the Disclosure Schedule if it were entered into on or prior to the date of this Agreement, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract or any Contract, lease, agreement or instrument that would be required to be set forth on Section 2.13(a) of the Disclosure Schedule if it were entered into on or prior to the date of this Agreement;

(viii)        acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease, license or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, non-exclusively licensed, encumbered or disposed of by the Company in the ordinary course of business consistent with past practice and not having a value, or not requiring payments to be made or received, in excess of $25,000 individually, or $50,000 in the aggregate), or waive or relinquish any claim or right;

(ix)            repurchase, repay or prepay any Indebtedness, or incur any Indebtedness in excess of $25,000, or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(x)             grant, create, incur or suffer to exist any Lien on the assets of the Company that did not exist on the date of this Agreement or write down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business consistent with the Company’s past practice;

(xi)            make any loans, advances or capital contributions to, or investments in, any other Person;

(xii)          increase in any manner the compensation or benefits of, or pay any bonus to, any officer, director or independent contractor of the Company or hire any employees, except for (A) increases in the ordinary course of business consistent with the Company’s past practice in base compensation for any employee or independent contractor of the Company (other than executive officers or directors of the Company whose annualized compensation is $125,000 or more or whose annual compensation for the 12-month period following the Expiration Date is expected to be $125,000 or more) that were communicated to such employee or independent contractor prior to the date of this Agreement; or (B) as required by Applicable Benefit Laws;

(xiii)        hire any new Employee at the level of vice president or above or with an annual base salary in excess of $75,000, dismiss any Employee, promote any Employee except in order to fill a position vacated after the date of this Agreement, or engage any independent contractor whose relationship may not be terminated by the Company on seven days’ notice or less;

(xiv)        except as required applicable Laws, make or change any Tax election, change its fiscal year, revalue any of its material assets or adopt or make any changes in financial or Tax accounting methods, principles or practices;

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(xv)          enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or file any Tax Return (including any amended Tax Return) unless such Tax Return has been provided to the Purchaser for review within a reasonable period prior to the due date for filing and the Purchaser has consented to such filing;

(xvi)        commence, settle or compromise any Legal Proceedings;

(xvii)       (A) dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, the Company Intellectual Property, or (B) dispose of or disclose to any Person, any Confidential Information;

(xviii)     take or omit to take any action that could, or is reasonably likely to, (A) result in any of its representations and warranties set forth in this Agreement or any Shareholder Related Agreement to which it is a party being or becoming untrue in any material respect at any time at or prior to the Closing; (B) result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied; (C) cause the Company to be unable to conduct its business after the Closing in accordance with its past practice and as contemplated to be conducted by the Company as of the Closing after giving effect to the transactions contemplated by this Agreement; or (D) constitute or result in a breach of any of the provisions of this Agreement; or

(xix)        authorize, agree, commit or enter into any Contract to take any of the actions described in clauses (i) through (xviii) of this Section 6.2(b).

6.3             Contract Manufacturing and Regulatory Services Agreements. (a) Under the prior direction and determination of the Purchaser and as soon as reasonably practicable as of the execution of this Agreement, the Company shall (and the Shareholders shall cause the Company to) enter into a contract manufacturing services agreement (the "Contract Manufacturing Agreement") a contract regulatory services (the "Contract Regulatory Agreement") and clinical services agreement (the "Clinical Services Agreement" and together with the Contract Manufacturing Agreement and the Contract Regulatory Agreement, the "Interim Agreements") that have been pre-approved by Purchaser with corresponding counterparties of good standing and capabilities in the market and in customary terms to these type of transactions, all of which with the aim of accelerating the completion of certain research and development activities of the Company as further foreseen in EXHIBIT E.

(b)             For the purposes of the financing of such transactions, the Purchaser and the Company shall enter into an interim financing facility as further outlined in EXHIBIT F (the "Interim Financing Loan"), whereby the Purchaser agrees to loan to the Company (i) the lesser of (i)(a) $250,000 and (b) the amount of money necessary to secure the next production slot with Thermo Fisher, which loan shall be used by the Company solely to secure such slot, (ii) the lesser of (a) $125,000 and (b) the amount of money necessary to secure the next production slot with GenIBET, which loan shall be used by the Company solely to secure such slot, and (iii) the lesser of (a) $50,000 and (b) the amount required to pay a CRO for a feasibility study, such loaned funds to be used solely to pay for the feasibility study. If the Agreement is terminated for any reason prior to any such funding, Purchaser shall not be required to fund any of the foregoing. The Company shall refund to Purchaser by wire transfer of immediately available funds any amounts then outstanding under the Interim Financing Facility upon the earlier of: (i) five Business Days after this Agreement is terminated by mutual written consent under Section 10.1(a)(i); (ii) five Business Days after this Agreement is terminated by Purchaser under Section 10.1(a)(ii) ; subject to, and provided that, a Company Material Adverse Event shall have occurred; (iii) five Business Days after the Expiration Date; or (iv) five Business Days after notification of the Spanish competent body in accordance with Article 7 bis of the Foreign Investments Act that it will not approve the transactions contemplated by this Agreement. Any amounts not paid to Purchaser when due shall bear interest at the rate of 5% per annum.

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6.4             Notification. During the Pre-Closing Period, the Company and each Shareholder shall immediately notify the Purchaser in writing of:

(a)       the discovery by the Company or any Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Shareholders in this Agreement, any Shareholder Related Agreement or any agreements contemplated by this Agreement or the Shareholder Related Agreements;

(i)               any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any Shareholder in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(c)       any breach of any covenant or obligation of the Company or any Shareholder under this Agreement, any Shareholder Related Agreement or any agreements contemplated by this Agreement or the Shareholder Related Agreements;

(d)        any event, condition, fact or circumstance that has made, could reasonably be expected to make, or is likely to make, the timely satisfaction of any condition set forth in this Agreement impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect;

(e)       receipt of any Negative FDA Correspondence or trial results, including any serious adverse events or adverse events; and

(f)       (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (ii) any Legal Proceeding or claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

No notification given to the Purchaser pursuant to this Section 6.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or the Shareholders, or any of the rights of the Purchaser, contained in this Agreement.

6.5             Interim Financials. As promptly as practicable following each calendar month prior to the Closing Date, the Company shall deliver to the Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of such calendar month and statements of income and changes in financial position of the Company for the calendar month then ended (the “Monthly Financial Statements”). In addition, as promptly as practicable following each calendar quarter prior to the Closing Date, the Company shall deliver to the Purchaser periodic financial reports in the form that it customarily prepares for its internal purposes, including an unaudited balance sheet of the Company as of the end of such quarter and the related unaudited statements of income, shareholders’ equity and cash flow for the six, nine or twelve months then ended, as applicable (the “Quarterly Financial Statements”). The Company shall support the Purchaser in any and all financial reporting as required by governing bodies. The Company covenants that the Monthly Financial Statements and the Quarterly Financial Statements (a) shall present fairly the financial condition of the Company as of their respective dates and the related results of its operations for the respective calendar month then ended; and (b) shall be prepared on a basis consistent with prior interim periods.

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6.6             Release of Grifols' Guarantees. As soon as reasonably practicable following the date hereof, the Parties hereby commit to collaborate and devote commercially reasonable efforts to effectively as of the Closing Date replace and release Grifols from any guarantee, security or bond granted by Grifols to the Company in connection with any obligation of the Company with respect to any third parties that are creditors under the liabilities related to the Specified Indebtedness.

6.7             Public Announcements. During the Pre-Closing Period, none of the Parties shall (and the Shareholders shall cause the Company not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or any of the transactions contemplated by this Agreement without obtaining the prior written approval (which approval will not be unreasonably withheld or delayed) of the other Parties hereto, unless in the reasonable judgment of the Party intending to make such issuance, disclosure is otherwise required by applicable Law. Each of the Parties agrees that until the Purchaser files this Agreement with the U.S Securities and Exchange Commission the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law and except to such Parties’ equity holders and lenders. In the event that such disclosure, availability or filing is required by applicable Law, each Party agrees to use its commercially reasonable efforts to obtain confidential treatment of this Agreement with any governmental authority and to redact such terms of this Agreement the other Parties shall request.

6.8             Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party shall use its reasonable, good faith efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated by this Agreement to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms of this Agreement, and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations under this Agreement, including the following:

(a)              Each party shall promptly and as soon as reasonably practicable as of the execution of this Agreement, make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated by this Agreement, including any filings, documentation, writs as required under the Foreign Investment Act. (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of the Purchaser or the transactions contemplated by this Agreement or the Purchaser Related Agreements). The Company shall provide to the Purchaser all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated by this Agreement;

(b)             Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated by this Agreement;

(c)              In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

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(d)             The Company shall, at the Company’s sole cost and expense, give all notices to third parties and use its commercially reasonable efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement by the Company; (ii) required to be given or obtained by the Company; or (iii) required to prevent a Company Material Adverse Effect, whether prior to, on or following the Closing Date.

6.9             Tax Matters.

(a)              Tax Periods Ending on or Before the Closing Date. The Shareholders shall cause the Company to prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date.

(b)             Tax Periods Beginning Before and Ending After the Closing Date. The Shareholders shall cause the Company to prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods that begin on or before the Closing Date and end after the Closing Date.

(c)              Cooperation on Tax Matters. The Purchaser, the Company and the Shareholders shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or agents available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.7(c).

(d)             Transfer Taxes. Any transfer, documentary, stamp or other similar Taxes or recording fees payable as a result of the purchase and sale of the Company Shares and the transfer of the certificates representing the same (other than any domestic or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Shareholders (severally but not jointly). The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding any such transfer, documentary, stamp or other similar Taxes and recording fees that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or prior to the Closing. For the avoidance of doubt, the sole transfer, documentary, stamp and other Taxes and recording fees within the purview of this Section 6.7(d) are those specifically relating to the transfer of the Shares and the certificates representing the same, and any other transfer or recording fees arising out of the transactions (such as fees in connection with applications or re-applications for state licenses as a result of a change in control, and in connection with any applications for transfers of Company Registrations with the USPTO), are expressly excluded from this Section 6.7(d).

(e)              Termination of Tax Allocation, Indemnity or Sharing Agreements. Any Tax allocation, indemnity or sharing agreement between the Company and any other Person shall be terminated as to the Company on or prior to the Closing Date, and after the Closing Date neither the Company nor the Purchaser shall have any liability thereunder.

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(f)       Other. The Company shall have received all Spanish and Catalonia tax credits, rebates and related research and development benefits that are available to it prior to the Closing.

6.10          Cooperation with Financial Reporting. The Shareholders shall cooperate to the extent reasonably requested by the Purchaser after the Closing, in connection with the preparation and auditing of financials for the Company. The Remaining Shareholders’ shall provide all of the financial records and supporting documentation of the Company within ten (10) days following the Closing and shall make employees or agents available on a mutually convenient basis to provide additional information and explanation of any information provided under this Section 6.8.

6.11          Release. In consideration for the Closing Consideration, and by executing this Agreement, as of and following the Closing Date, each Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company or the Purchaser from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date, including without limitation any claim related to Company Options or Company Rights held by such Shareholder that are terminated as of the Closing; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement, the Shareholder Related Agreements or claims as an employee or otherwise unrelated to a Shareholder’s status as an equity holder of the Company.

6.12 Shareholder Approval and Waiver of Right of First Refusal. By execution and delivery of this Agreement, each Shareholder (i) consents, ratifies and approves the transactions contemplated by this Agreement for purposes of Article 9 of the Bylaws of the Company (the “Company Shareholder Approval”), and (ii) waives the provisions of Article 9 of the Bylaws of the Company with respect to the transfer of the Shares contemplated by this Agreement.

Article VII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

7.1             Accuracy of Representations. Each of the representations and warranties of the Shareholders contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and each of the representations and warranties of the Shareholders contained in this Agreement and the Shareholder Related Agreements that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and the Shareholder Related Agreements and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date).

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7.2             Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Company and each of the Shareholders is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

7.3             Company Compliance Certificate. The Company shall have delivered, or caused to be delivered, to the Purchaser a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company as to compliance with the conditions set forth in Section 7.1, Section 7.2, and Section 7.8 (the “Company Compliance Certificate”).

7.4             Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Person required in connection with the execution, delivery or performance of this Agreement, the Shareholder Related Agreements, and approval of the Spanish government of the foreign direct investment of the Purchaser shall have been obtained by the Company, or made by or on behalf of the Company (with the Purchaser advancing to the Company any funds required for any payments to be made in connection therewith), and shall be in full force and effect.

7.5             Secretary’s Certificate. The Company shall have delivered a certificate, dated as of the Closing Date, signed by the Secretary of the board of directors of Company certifying that (i) according to the Shareholders Registry Book, the Shareholders are the owners of the Shares, (ii) according to the Shareholders Registry Book, the Shares are free and clear from any Liens, and that (iii) all requirements for the transfer of the Shares to the Purchaser set forth under applicable Law, the Company’s by-laws and any applicable agreement have been duly fulfilled and (iv) the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company.

7.6             Ancillary Agreements and Deliveries. The Company and the Shareholders shall have delivered, or caused to be delivered, to the Purchaser the following agreements and documents, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing:

(a)              the consents, in substantially the form of EXHIBIT C hereto, executed by the spouse of each of the Shareholders that is married in any other regime than the Catalan supplementary regime and the resolutions of the General Shareholders Meeting of each Shareholder, where applicable and legally required, to comply with Article 160 (f) of the Spanish Companies Act;

(b)             the organizational record books and minute books of the Company;

(c)              written resignations of the directors and officers of the Company, effective as of the Closing Date;

(d)             an electronic copy of the Shareholders Registry Book, duly updated until Closing, containing the following information:

(i)               the name and address of record of each Shareholder;

(ii)             the number, class and numbering of the Shares of the Company held by each Shareholder immediately prior to the Closing;

(iii)           each Remaining Shareholder’s Consideration Percentage.

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(e)              evidence that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement has been obtained or made and is in full force and effect;

(f)              true, correct and complete copies, certified by the Chief Executive Officer of the Company, of the Company Financial Statements and any Quarterly Financial Statements required to be delivered pursuant to Section 6.4;

(g)             (i) a true, correct and complete copy of resolutions adopted by the general meeting of shareholders and/or the board of directors of the Company providing for the termination of each of the Company Options, and Company Rights in order to give effect to the transactions contemplated by this Agreement, and (ii) certificate issued by the Secretary and Chairman of the Company's board of directors certifying that no holder of Company Options or Company Rights has any right to acquire Company Shares and that all liabilities of the Company under the Company Options or Company Rights are fully extinguished at no cost, and with no liability, to the Company;

(h)             copy of the termination agreement terminating the Existing Shareholders Agreement in relation to the Company in force prior to the Closing.

(i)               all other documents required to be entered into by the Company and the Shareholders pursuant to this Agreement or reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement;

(k)       evidence of the revocation of powers of attorney to draw on or make withdrawals of the bank accounts listed on Section 2.23 of the Company Disclosure Schedule.

7.7             Release of Liens. The Company shall have delivered, or caused to be delivered, to the Purchaser evidence that all Liens (other than Permitted Liens) affecting any of the assets of the Company have been released.

7.8             No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect that is continuing.

7.9             No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Parties or would subject the Parties to sanctions if the transactions contemplated by this Agreement are consummated.

7.10          No Negative Regulatory Correspondence. The Company shall not have received any Negative Regulatory Correspondence. No clinical trials shall be subject to a hold or termination.

7.11          Company Financial Statements The Company and the Shareholders hereby covenant with and undertake to the Purchaser that they shall cause the Company’s independent registered public accounting firm, to: deliver to the Purchaser any consent that the Purchaser is obligated to file with the SEC with respect to the Company Financial Statements, any Quarterly Financial Statements required to be delivered pursuant to Section 5.4 and the reference to them as “experts” in any filing of the Purchaser with the SEC that includes the Company Financial Statements and any Quarterly Financial Statements required to be delivered pursuant to Section 5.4 and audited financial statements of the Company for the years ended December 31, 2019 and 2020 (and if the closing occurs after the Purchaser files its annual report on Form 10-K for the year ended December 31, 2021, then audited financial statement of the Company for the year ended December 31, 2021) and the unaudited financial statements of the Company for the nine months ended September 301, 2021. The Company and the Remaining Shareholders hereby covenant with and undertake to the Purchaser that they shall use their best efforts to cooperate with the Purchaser to permit the Purchaser to prepare and file, in compliance with SEC reporting requirements (Rule 3-05 Regulation S-X of the Exchange Act), a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement. In addition, the Company and the Remaining Shareholders hereby covenant with and undertake to the Purchaser that they shall use their best efforts to cooperate with the Purchaser to provide the information necessary for the Purchaser’s preparation of pro forma financial statements specified and described in Article 11 of Regulation S-X of the Exchange Act.

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7.12          NYSE Matters. NYSE shall have (i) completed its review of the Supplemental Listing Application submitted by the Purchaser and (ii) approved the Purchaser’s issuance of the Closing Shares.

7.13          Laboratory Sublease. The Company, as lessee, and Grifols (or a designated Affiliate), as lessor, shall have entered into a laboratory sublease agreement, substantially in the form set forth in Schedule 7.13.

7.14          Accredited Investor and Bad Actor Questionnaire. Each Remaining Shareholder shall be an accredited investor and shall not have engaged in any bad actor disqualifying events and shall have completed an Accredited Investor and Bad Actor Questionnaire in the form attached as EXHIBIT D to this Agreement evidencing that they are an Accredited Investor and have engaged in any bad actor disqualifying events.

7.15          Transition Services Agreement. If requested by Purchaser, the Company and Grifols shall have entered into a transition services agreement to be mutually agreed between the Parties, whereby Grifols shall provide certain transition services to the Company for a period up to 6 months after Closing and at the cost incurred by Grifols for the provision of any such services.

7.16          Termination of the Pooling Agreement. The cash pooling agreement dated July 16, 2021 entered into between GrifolsS.A. Banco Bilbao Vizcaya Argentaria, S.A. and the Company and other companies and banks that had acceded such agreement shall be terminated with respect to the Company.

Article VIII.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver by the Shareholders’), at or prior to the Closing, of the following conditions:

8.1             Accuracy of Representations. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case the accuracy of such representation and warranty shall be determined as of such date) except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Purchaser Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, constitute a Purchaser Material Adverse Effect.

8.2             Performance of Covenants. Each of the covenants and obligations set forth in this Agreement that the Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

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8.3             Purchaser Compliance Certificate. The Purchaser shall have delivered, or caused to be delivered, to the Company, a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Purchaser as to compliance with the conditions set forth in Section 8.1, Section 8.2, and Section 8.8.

8.4             Ancillary Agreements and Deliveries. The Purchaser shall have delivered, or caused to be delivered, to the Shareholders, all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement, each of which shall be in full force and effect as of the Closing and shall not have been amended or modified as of the Closing including evidence of registration with the Purchaser’s transfer agent in the books of the Purchaser of the issuance to each Remaining Shareholder of the number of Closing Shares to be issued to such Remaining Shareholder as set forth on Schedule 1.2.

8.5             No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes the transactions contemplated by this Agreement illegal or unduly burdensome to the Purchaser or would subject the Purchaser or the Company to sanctions if the transactions contemplated by this Agreement are consummated.

8.6             Consents. All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained. In particular, the investment resulting from the transactions contemplated under this Agreement shall have been authorized (without being subject to any conditions) by the Spanish competent body in accordance with Article 7 bis of the Foreign Investments Act.

8.7             NYSE Matters. The Purchaser shall have delivered to the Company written evidence that NYSE has (i) completed its review of the Supplemental Listing Application submitted by the Purchaser and (ii) approved the Purchaser’s issuance of the Closing Shares.

8.8          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Purchaser Material Adverse Effect that is continuing.

8.9          Release of Guaranty. Grifols (and any Affiliates thereto) shall have received documentation evidencing its release for all purposes and with effects as of the Closing Date, from each and all security, guaranties granted by Grifols (or any Affiliates thereto) with respect to the performance and payment of any obligations assumed by the Company in connection with the Specified Indebtedness or the Purchaser shall simultaneously with the Closing cause the Company to repay (or cause Purchaser to assume) any loan set forth on Section 2.6(c) of the Disclosure Schedule of which Grifols or any Affiliate thereto has provided any guarantee not released at Closing with respect to such Specified Indebtedness.

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Article IX.

CLOSING

9.1             Closing. Unless otherwise mutually agreed in writing between the Purchaser and the Shareholders, the Closing shall take place at the offices of Gracin & Marlow, LLP, on or before 4:00 P.M. (Eastern Time) on the fourth Business Day after the last conditions set forth in ARTICLE VII and ARTICLE VIII are satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”. All actions to be taken and documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no actions shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

9.2             Shareholder and Company Closing Deliveries. At the Closing, the Shareholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser, the deliverables, agreements and documents required pursuant to Section 8.6, each of which shall be in full force and effect.

9.3             Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholders the deliverables, agreements and documents required by Section 8.4, each of which shall be in full force and effect.

9.4             Closing Actions. At the Closing, the Parties shall carry on the following actions:

(a)              The Shareholders will deliver letters of resignation from all the directors of the Company, all stating that they have no claims against the Company. The Shareholders will ensure that the members of the Company’s governing bodies and anyone who, owing to their position, has authority to certify under article 109 of the Spanish Commercial Registry Regulations (Reglamento del Registro Mercantil) execute the pertinent resolutions for the purposes provided under article 111 of the Spanish Commercial Registry Regulations or sign the corresponding letter.

(b)             The Purchaser will sign the corporate resolutions to appoint a new management body for the Company or a management team, or both, and will adopt any other corporate resolutions it considers appropriate.

9.5             Protocolization of this Agreement before a Spanish notary public. The Parties shall notarize this Agreement before a notary public in Barcelona (Spain) no later than 10 days as of Closing, both the notary and the date to be agreed by the Parties. To that effect:

(a)              The Parties shall exhibit powers of attorney granting sufficient authority for the execution of the referred public deed and all complementary actions foreseen in this Agreement to this end.

(b)             Each Shareholder, where applicable, shall exhibit to the notary public the certification of the minutes of the shareholders meeting authorizing the transaction under article 160 (f) of the Spanish Companies Act.]

(c)              The Shareholders shall deliver to the Purchaser the corresponding deeds of ownership of the Shares, the notary public will record this purchase in the deeds, and the newly appointed secretary to the board of directors of the Company shall also make a record of the purchase in the Shareholders Registry Book.

(d)             The Purchaser shall cause the Company to notarize the corporate resolutions approved at Closing, including, among others, the dismissal of the directors of the Company and the appointment of new ones.

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(e)              The Purchaser shall cause the Company to execute a public deed stating the Company has become a sole shareholder company, to the effects provided for in article 13 of the Spanish Companies Act.

Article X.

TERMINATION

10.1          Termination Events.

(a)              This Agreement may be terminated prior to the Closing:

(i)               by mutual written consent of the Purchaser and the Shareholders;

(ii)             by written notice from the Purchaser to the Shareholders, if there has been a material breach of any representation, warranty, covenant or agreement by the Company or the Shareholders, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 7.1 or Section 7.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by the Purchaser to the Shareholders, and (B) the Expiration Date;

(iii)           by written notice from the Shareholders to the Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 8.1 or Section 8.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice thereof is given by the Shareholders to the Purchaser; and (B) the Expiration Date; or

(iv)            by five (5) days’ prior written notice by the Shareholders to the Purchaser or the Purchaser to the Shareholders, as the case may be, in the event the Closing has not occurred on or prior to 31 July 2022 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination; provided that the parties may mutually agree, in writing, to extend the Expiration Date.

10.2          Expenses. All fees and expenses incurred in connection with this Agreement and the contemplated transactions shall be paid by the Party incurring such expenses, whether or not the contemplated transactions is consummated. All fees and expenses incurred or to be incurred by the Parties in connection with the notarization of this Agreement shall be borne by the Shareholders and the Purchaser on a 50/50 basis. Any other fees and expenses incurred or to be incurred by any the Shareholders or the Purchaser in connection with contemplated transactions and preparing, negotiating and entering into this Agreement and the performance of their obligations under this Agreement shall be paid by such Party. Any other fees and expenses incurred or to be incurred by the Company in connection with contemplated transactions and preparing, negotiating and entering into this Agreement and the performance of their obligations under this Agreement shall be paid by the Shareholders in cash at or prior to the Closing.

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Article XI.

INDEMNIFICATION

11.1 Intentionally Omitted

11.2          Indemnification of the Purchaser Indemnified Parties. (a) From and after the Closing Date, subject to the limitations set forth in Section 11.3 and Section 11.6, the Shareholders will jointly and severally indemnify and hold harmless the Purchaser (including the Company after the Closing), the officers and directors of the Purchaser, and their respective successors and assigns (other than Persons who were officers, directors, managers, employees, agents, partners, Representatives, successors and assigns of the Company immediately prior to the Closing) (collectively, the “Purchaser Indemnified Parties”) from and against, any and all Losses incurred or sustained by, or imposed upon, any of the Purchaser Indemnified Parties based upon, arising or resulting from (a) any breach of any representation or warranty of the Shareholders set forth in Article II, Article III or Article IV or in any related certificate or instrument delivered by or on behalf of the Shareholders or the Company pursuant to this Agreement, (b) any breach of any covenant or agreement of the Shareholders or the Company set forth in this Agreement or (c) any penalties or liabilities incurred by Company or Purchaser for the failure to have its own separate environmental license issued by the municipality council of Sant Cugat del Valles (the “Permit Failure”).

(b)       Each Shareholder shall, severally and not jointly, indemnify the Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any Losses which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, arising out of, relating or incidental to or by virtue of:

(i)               any inaccuracy in or breach of any representation or warranty of such Shareholder set forth in ARTICLE III or IV, whether such representation or warranty is made as of the date of this Agreement or as of the Closing Date; and

(ii)             any non-fulfillment or breach of any covenant, agreement or undertaking made by such Shareholder in this Agreement or any of the Schedules or Exhibits attached to this Agreement, or in any Shareholder Related Agreement to which such Shareholder is a party; and

(iii)           any penalties or liabilities incurred by Company or Purchaser resulting from a Permit Failure.

(c)        In the event that the Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation of the Company or the Shareholders or other matter referred to in Section 11.1(a) or Section 11.1(b), then (without limiting any of the rights of the Purchaser as an Indemnified Party) the Purchaser shall also be deemed, by virtue of their ownership of the Company Shares, to have suffered, incurred or otherwise become subject to Losses as a result of and in connection with such inaccuracy, breach, alleged breach or other matter.

(d)        The Shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any liability to which such current or former shareholders of the Company may become subject under or in connection with this Agreement or any other agreement or document delivered to the Purchaser in connection with this Agreement.

11.4        Indemnification Procedure.

(a)              A Party that seeks indemnity under this Article XI (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the Parties or from Third Party Claims described in this Article. The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

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(b)             Promptly following receipt by an Indemnified Party of notice by a third-party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant to this Agreement (a “Third-Party Claim”), or upon realization of a Loss by an Indemnified Party for which the Indemnified Party is entitled to indemnification under this ARTICLE XI, such Indemnified Party shall provide written notice thereof to the Indemnifying Party; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this ARTICLE XI with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party materially prejudices the rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim or otherwise materially adversely affects the rights of the Indemnifying Party with respect thereto. The Indemnifying Party shall have the right, upon written notice from the Indemnifying Party delivered to the Indemnified Party within ten (10) Business Days thereafter assuming full responsibility for any Losses resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim that (i) affects any Intellectual Property Rights that the Company owns or has a right to use in the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the Closing Date, (ii) is asserted directly by or on behalf of any Person that is a supplier or a customer of the Company, the Indemnified Party or their Affiliates, (iii) seeks an injunction or other equitable relief against the Indemnified Party or its Affiliates, (iv) involves a finding of any violation of Law or other wrongdoing by the Indemnified Party, the Company or their Affiliates, (v) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (vi) does not seek only monetary damages and, in the case of this clause (vi), the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to or materially injure the reputation or future business prospects of the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms of this Section within such ten (10) Business Day period, or thereafter defaults in continuing to defend the Indemnified Party, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred..

(c)              In any Third-Party Claim for which indemnification is being sought under this ARTICLE XI, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter, the defense of which it is maintaining, and to cooperate in good faith with the other party with respect to the defense of any such matter.

(d)             No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE XI without the prior written consent of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this ARTICLE XI unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

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(e)              In the event an Indemnified Party claims a right to payment pursuant to this Agreement with respect to any Loss or other matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section, it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.3. In the event the Shareholders does not notify the Indemnified Party within ten (10) Business Days following its receipt of such Notice of Claim that the Shareholders disputes the Indemnifying Parties’ liability to the Indemnified Party under this ARTICLE XI or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE XI. In the event the Shareholders has timely disputed its liability with respect to such Direct Claim as provided in this Section 11.2(d), as promptly as reasonably practicable, such Indemnified Party and the Shareholders shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party in accordance with the offset mechanism pursuant to Section 11.5 or otherwise an amount equal to such Direct Claim as determined pursuant to this Section 11.2(d).

11.3          Survival Period. The representations, warranties and covenants made by the Company and the Shareholders in this Agreement shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twenty one (21) months following the Closing Date; provided, however, that (a) each of the Fundamental Representations shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely; (b) each of the representations and warranties contained in Section 2.12 (Intellectual Property) shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, six (6) years following the Closing Date; (c) each of the representations and warranties in Section 2.15 (Environmental Matters), shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than 60 days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters; and (d) each of the representations and warranties contained in Section 2.9 (Taxes) shall survive until, and all claims for indemnification in connection therewith shall be asserted not later than the later to occur of: (i) the 180th day following the end of the period, if any, during which an assessment, reassessment or other form of document assessing liability for Taxes or Social Security contributions in respect of any fiscal year to which these representations and warranties extend could be issued to the Company, and (ii) 60 days following the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted under this ARTICLE XI, the Shareholders shall have been properly notified of a claim for indemnity under this ARTICLE XI and such claim shall not have been finally resolved or disposed of as of such date, such claim shall continue to survive and shall remain a basis for indemnity under this ARTICLE XI until such claim is finally resolved or disposed of in accordance with the terms of this Agreement. All representations, warranties and covenants made by the Purchaser shall continue in accordance with their respective terms. Subject at all times to the limitations set forth in this ARTICLE XI, the covenants and agreements of the parties pursuant to this ARTICLE XI shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, subject to applicable statutes of limitations.

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11.4          Investigations. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

(a)              The Purchaser acknowledges and agrees that the representations and warranties set forth in Article II, Article III and Article IV are the only representations and warranties made by the applicable Party with respect to the Company or any other matter relating to the transactions contemplated by this Agreement. The Purchaser acknowledges and agrees that the representations and warranties contained in Article II, Article III and Article IV are in lieu of, and the Purchaser hereby expressly waives all rights to, any implied or legal warranties that may otherwise be applicable because of the provisions of any Law, including the warranties of merchantability and fitness for a particular purpose. without limiting the foregoing.

(b)             The Purchaser is relying on its own investigation, examination and valuation of the Company in effecting the transactions contemplated by this Agreement. The Purchaser has made all inspections and investigations of the Company deemed necessary or desirable by the Purchaser. The Purchaser is entering into this Agreement and consummating the transactions contemplated by this Agreement based on the results of its inspections and investigations, and not on any representation or warranty of the Shareholders or any of their respective Affiliates not expressly set forth in this Agreement. in light of these inspections and investigations and the representations and warranties made to the Purchaser in this Agreement, the Purchaser is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement.

(c)              In connection with the Purchaser’s investigation of the Company, the Purchaser has received from the Shareholders and the Company various forward–looking statements regarding the Company and its businesses, including estimates, assumptions, projections, budgets, forecasts and plans. the Purchaser acknowledges and agrees that (i) there are uncertainties inherent in forward–looking statements of this type, (ii) the Purchaser is familiar with such uncertainties, (iii) the Purchaser is taking full responsibility for making its own investigation, examination and valuation of the Company and has employed outside professionals to assist it with the foregoing, (iv) the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all forward–looking statements, the Purchaser is not relying on any forward–looking statement in any manner whatsoever and (v) with respect to the foregoing, the Purchaser will have no recourse or remedy against the Company or any of the Shareholders Indemnified Parties.

11.5          Offset Against Milestone Payments. In furtherance of the foregoing, in addition to any other remedies, in the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this ARTICLE XI, such Indemnified Party shall be entitled to recover such Losses by offsetting such Losses against any Milestone Payments that have yet to be paid or are otherwise payable by the Purchaser or the Company to any Shareholder or other Indemnifying Party.

11.6          Indemnity Cap.

(a)              Purchaser Indemnified Party shall not be entitled to indemnification under Article XI unless the aggregate amount of the Losses for which a right of indemnification is provided thereunder, exceeds $50,000 (the "Indemnification Basket"), in which event the Purchaser Indemnified Party shall be entitled to indemnification for all such Losses from the first dollar; provided, however, that the Indemnification Basket shall not apply to claims resulting from breaches of any of the Fundamental Representations.

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(b)             Except as set forth in this Section:

(i)               the aggregate amount of Losses for which the Shareholders shall be required to indemnify Purchaser Indemnified Parties under this Article XI shall not exceed fifty percent (50%) of the then aggregate consideration received by Grifols under the Closing Cash Consideration and the then paid Milestone Payments from time to time (the "General Indemnification Cap"); and

(ii)             notwithstanding the foregoing, the aggregate amount of Losses for which Shareholders shall be required to indemnify any Person under this Article XI, in connection with Losses related to any breach of, or inaccuracy in any of the Fundamental Representations, or the representations set forth in Sections 2.9, 2.12 and 2.15 shall not exceed 100% of the then aggregate consideration received by Grifols under the Closing Cash Consideration and the then paid Milestone Payments from time to time (the "Special Indemnification Cap"). In addition, neither the General Indemnification Cap nor the Special Indemnification Cap shall apply with respect to Losses related to fraud or willful or intentional misconduct.

(iii)            If at any time the Losses exceed either the General Indemnification Cap or the Special Indemnification Cap then the amount of any such excess shall be applied against future increases in the General Indemnification Cap or the Special Indemnification Cap. For example if a Loss for which the Shareholders shall be required to indemnify Purchaser Indemnified Parties under this Article XI is $10,000,000 and the only consideration paid to date has been the Closing Cash Consideration then the $5,3000,000 Loss shall be applied to and reduce the Milestone Payments when achieved.

11.7          No Double Recovery and no Double Counting. No Party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the Party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any relief) (or part of any amount) shall be taken into account or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

11.8          Insurance. The Shareholders shall not be liable for any claim if and to the extent that the Losses in respect of which such claim is made are covered by an insurance policy or other recovery which the Purchaser and/or the Company have in place and for which the Company is fully reimbursed for such Losses.

11.9          Characterization of Indemnification Payments. The Purchaser and the Shareholders agree to treat any payment made under this ARTICLE XI as an adjustment to the Closing Consideration.

Article XII.

POST CLOSING COVENANTS

12.1          Research Funding. Purchaser will commit to fund Company’s research and development programs, including but not limited to VCN01 PDAC phase 2 trial, VCN01 RB pivotal trial and necessary G&A within the budgetary plan in EXHIBIT E. If discussions with the FDA, the EMA, the AEMPS or any other regulatory agency materially impact the cost and timing of the proposed VCN01 clinical trials for PDAC and RB, Purchaser and Company VCN will use their best efforts to continue to advance these programs after taking into account any new guidance from the regulators.

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12.2          Project Commitment. The Purchaser will use commercially reasonable efforts to cause the milestone events specified in Section 1.3 to be satisfied as promptly as reasonably possible following the Closing. Without limiting the generality of the foregoing, the Purchaser will cause the Company to use commercially reasonable efforts to carry out its research and development programs for VCN01 PDAC phase 2 trial and VCN01 RB pivotal trial in such manner as is reasonably necessary in order to achieve each of the milestones associated with the Milestone Payments. Notwithstanding the foregoing, the Company shall only be required to use the same efforts that a similarly situated company would reasonably devote with respect to its own product with similar commercial potential at a similar stage in the research, development or commercialization lifecycle, taking into consideration the anticipated profitability and cost to obtain the supplemental BLA and shall not be required to continue any research and development program if a prior study does not meet its primary endpoints.

12.3          Bhatavia Litigation.

(a)              As regards certain litigation procedure against [Bhatavia], the Purchaser commits to cause the Company to allow Grifols to continue assuming exclusive control over such proceedings and any related negotiations, settlements or conducts of such Bhatavia Litigation. The Purchaser agrees, and undertakes to cause the Company, to use reasonable efforts to cooperate if the cost or expense for such efforts is paid by Grifols, as regards the Bhatavia Litigation with Grifols and counsel so designated by Grifols in the Bhatavia Litigation and the Purchaser also agrees, and undertakes to cause the Company to:

(i)               provide Grifols and counsel designated thereby in connection with Bhatavia Litigation with full access to the books and records of the Company and to provide any assistance as may reasonably be requested for the purposes of defending, settling, appealing, or otherwise pursuing such Bhatavia Litigation;

(ii)             provide any supporting documentation reasonably requested for the purposes of defending, settling, appealing, or otherwise pursuing the Bhatavia Litigation; and

(iii)           cooperate appropriately, including granting powers of attorney to the legal counsel designated by Grifols.

(b)             Grifols shall bear all costs and expenses related to the conduct of the Bhatavia Litigation and, as the case may be, provide the Company with any provisions of funds (provisión de fondos) that may be required to attend such cost and expenses.

(c)              The Parties further acknowledge and agree that the Company and the Purchaser shall (i) be hold harmless for any Losses arising from the Bhatavia Litigation; and (ii) not participate or take the benefit from any actual benefit, payment, indemnification or other reimbursement to the Company or any of its Affiliates that is derived from the Bhatavia Litigation, which will be promptly paid to Grifols in full.

(d)             Any payments made by the Purchaser or Grifols under this Clause shall be deemed to reduce or increase, as applicable, the Purchase Price.

12.4         Non-Competition.

(a)    For a period of three (3) years from and after the Closing Date, none of the Shareholders who either have served as an officer of director of the Company or helped organize the Company as a founder or any of the officers or directors of Grifols shall directly or indirectly engage in a business or enterprise (either as proprietor, partner, employee, agent, consultant, or controlling shareholder) or sell, pledge, assign or license any product or Intellectual Property Rights related and limited to oncolytic virus technology that would be competitive with the products currently contemplated by the Company (a "Competing Business").

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(b)   The provisions of this Section 12.2 shall not prevent a Shareholder from investing its assets in securities of any corporation, or otherwise acquiring an equity interest in any enterprise, equity securities of which are publicly owned and traded, provided that such investments or interests shall not result in (i) the Shareholder owning beneficially, in the aggregate, five percent (5%) or more of the equity securities of any enterprise engaged in a Competing Business or (ii) the Shareholder being able to control or actively participate in the policy decisions of such Competing Business.

(c)    It is the desire and intent of the parties that the provisions of this Section 12.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 12.2 shall be adjudicated to be invalid or unenforceable in any jurisdiction, this Section 12.2 shall be deemed amended to delete there from such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this subsection (c) in the particular jurisdiction in which such adjudication is made. The Shareholders each agree that it would be difficult to measure the damages to Purchaser from the breach by of the provisions of this Section 12.2, that injury to Purchaser from such breach may be impossible to calculate, and that monetary damages may therefore be an inadequate remedy; accordingly, the Shareholders each agree that Purchaser shall be entitled, in addition to all other remedies it might have, to seek injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other remedies for such breach or threatened breach.

(d)   The undertakings and covenants of the Shareholders contained in this Section 12.2 are an integral part of the transactions set forth in this Agreement and the consideration paid by Purchaser pursuant to this Agreement shall be consideration not only for the Shares but also for such undertakings and covenants.

Article XIII

MISCELLANEOUS PROVISIONS

13.1          Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

13.2          Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

13.3          Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Prior to the Closing, this Agreement may not be amended, modified or supplemented except by written agreement among the Purchaser, the Company and the Shareholders. Following the Closing, this Agreement may not be amended, modified, altered or supplemented except by written agreement between the Purchaser and the Shareholders.

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13.4          Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof; provided, however, that the confidentiality agreement between the Purchaser and the Company (the “Confidentiality Agreement”) shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing Date, or (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

13.5          Execution of Agreement; Counterparts; Electronic Signatures.

(a)              This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts.

(b)             This Agreement and any amendments to this Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

13.6          Governing Law; Exclusive Jurisdiction.

(a)              This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

(b)             Each of the parties hereto agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought solely in any state or federal court sitting in the State of Delaware. Each of the parties hereto consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably agrees not to commence any litigation relating thereto except in such court, and each further waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.10. Nothing in this Section 13.6, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

13.7          WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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13.8          Assignment and Successors. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Agreement. Any Shareholder Entity may dissolve after execution of this Agreement and assign its rights and obligations under this Agreement to its partners, members or shareholders; provided, however, that no such dissolution shall be permitted unless each proposed assignee (i) executes and delivers a Joinder Agreement and becomes a party to this Agreement, and (ii) executes and delivers all documents required by the Shareholders under this Agreement, including the Shareholders’ Agreement.

13.9          Parties in Interest. Except for the provisions of ARTICLE XI, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement or any of the Shareholder Related Agreements and their respective successors and assigns (if any). Each of the Indemnified Parties is an express third party beneficiary of ARTICLE XI.

13.10       Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to the Company (before the Closing):

VCN Biosciences SL

Av de la Generalitat 152

08174 - Sant Cugat del Vallès (Barcelona, SPAIN)

VCN Biosciences, S.L. (after the Closing)

VCN Biosciences SL

Av de la Generalitat 152

08174 - Sant Cugat del Vallès (Barcelona, SPAIN)

with a mandatory copy to

Synthetic Biologics, Inc.

9605 Medical Center Drive, Suite 270

Rockville, MD 20850

Attention: Steven Shallcross

with a mandatory copy to (which copy shall not constitute notice):

Oscar Calsamiglia

Osborne Clarke

Av. Diagonal, 477, planta 20, 08036 Barcelona

If to the Shareholders:

Oscar Calsamiglia

Osborne Clarke

Av. Diagonal, 477, planta 20, 08036 Barcelona

If to the Purchaser:

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Synthetic Biologics, Inc.
9605 Medical Center Drive, Suite 270
Rockville, MD 20850
Attention: Steven Shallcross

with a mandatory copy to (which copy shall not constitute notice):

Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Attention: Leslie Marlow, Esq.

Construction; Usage.

(a)              Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)               the singular number includes the plural number and vice versa;

(ii)             reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)           reference to any gender includes each other gender;

(iv)            reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)             reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)            “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)          “including” means including without limiting the generality of any description preceding such term;

(viii)        references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix)            reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(b)             Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

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(c)              Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d)             Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated and shall be converted into € in accordance with the Exchange Rate.

13.11       Enforcement of Agreement. The parties to this Agreement acknowledge and agree that the Purchaser, the Company and the Shareholders may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Purchaser, the Company or the Shareholders may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser, the Company and the Shareholders may be entitled, at law or in equity, each of the Purchaser, the Company and, the Shareholders, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement shall be cumulative (and not alternative).

13.12       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.13       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.14       Disclosure Schedule. Except as set forth in the Disclosure Schedule, nothing in the Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made in this Agreement except to the extent the Section thereof identifies the exception and describes the facts. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Section of the Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement except to the extent the disclosure is clear in its disclosure or cross-referenced in such other applicable Section.

13.15       Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

THE PURCHASER:

SYNTHETIC BIOLOGICS, INC.

By:	/s/ Steven Shallcross
Name:	Steven Shallcross
Title:	Chief Executive Officer

THE COMPANY:

VCN BIOSCIENCES, S.L.

By	/s/ Manuel Cascello
Name:	Manuel Cascalló
Title:	CEO, VCN Biosciences

[Signature Page to the Share Purchase Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

SHAREHOLDER:

For individuals:

Signature: /s/ Gabriel Capellá Munar

Name: Gabriel Capellá Munar

For entities:

Signature:_____________________________________

By:__________________________________________

Name:________________________________________

Title:________________________________________

Address for notices:

_____________________________________________

_____________________________________________

_____________________________________________

Tax ID Number:

_____________________________________________

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

SHAREHOLDER:

For individuals:

Signature: /s/ Ramón Alemany

Name: Ramón Alemany

For entities:

Signature:_____________________________________

By:__________________________________________

Name:________________________________________

Title:________________________________________

Address for notices:

_____________________________________________

_____________________________________________

_____________________________________________

Tax ID Number:

_____________________________________________

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

SHAREHOLDER:

For individuals:

Signature: /s/ Manuel Cascalló

Name: Manuel Cascalló

For entities:

Signature:_____________________________________

By:__________________________________________

Name:________________________________________

Title:________________________________________

Address for notices:

_____________________________________________

_____________________________________________

_____________________________________________

Tax ID Number:

_____________________________________________

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

SHAREHOLDER:

For individuals:

Signature:_____________________________________

Name:

For entities:

Bio Cape Group, S.L.

Signature:/s/ Guadalupe Foyo Ballesta

By:

Name: Guadalupe Foyo Ballesta

Title: Administrator

Address for notices:

_____________________________________________

_____________________________________________

_____________________________________________

Tax ID Number:

_____________________________________________

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

SHAREHOLDER:

For individuals:

Signature:_____________________________________

Name:

For entities:

BioVCN Patrimonial, S.L.

Signature: /s/ Margarita Nadal

By:

Name: Margarita Nadal

Title: Administrator

Address for notices:

_____________________________________________

_____________________________________________

_____________________________________________

Tax ID Number:

_____________________________________________

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

SHAREHOLDER:

For individuals:

Signature:_____________________________________

Name:

For entities:

Grifols Innovation and New Technologies Limited

Signature: /s/ Oscar Calsamiglia Mendlewicz

By:

Name: Oscar Calsamiglia Mendlewicz

Title:Authorized Signatory

Address for notices:

_____________________________________________

_____________________________________________

_____________________________________________

Tax ID Number:

_____________________________________________

[Signature Page to the Share Purchase Agreement]

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	5.11(a)
Assignment Agreement	2.12(j)
Annual Accounts	2.5(a)(i)
Closing Date	8.1
Company	Preamble
Company Compliance Certificate	6.3
Company Constituent Documents	2.1(c)
Company Database	2.28(b)
Company Financial Statements	2.5(a)
Company Rights	2.2(d)
Company Shareholder Approval	5.12
Confidentiality Agreement	12.4
Direct Claim	10.2(d)
Closing Consideration	1.3(a)
Exchange Act	2.2(i)
Expiration Date	9.1(a)(iv)
Future Product Payments	1.4(c)
Indemnified Parties	10.1(a)
Indemnifying Parties	10.1(a)
Joinder Agreement	Preamble
Losses	10.1(a)
Material Contracts	2.13(b)
Milestone Payment	1.4(a)
Monthly Financial Statements	5.4
Nasdaq	6.19
Non-Royalty Sublicense Payments	1.4(c)
Notice of Claim	10.2(d)
OFAC	2.32
Pre-Closing Period	5.1
Privacy Policy	2.28(c)

Purchaser	Preamble
Purchaser SEC Documents	4.3(a)
Quarterly Financial Statements	5.4
Royalty Payments	1.4(b)(iii)
SEC	2.2(i)
Specified Indebtedness	1.3(b)
Shareholders	Preamble
Shareholders’ Agreement	6.18
Third-Party Claim	10.2

EXHIBIT A

Capitalization table of the Company (as of the date of the Agreement)

Shareholders’ name	Shares Held and numeration	% Ownership
Mr. Gabriel María Capellá Munar	7,002 Company Shares, numbers 1 to 300; 9,865 to 12,126; 12,127 to 14,766; and 19,207 to 21,006, all inclusive	3.243%
Mr. Ramón Alemany Bonastre	7,002 Company Shares, numbers 301 to 600; 7,603 to 9,864; 14,767 to 17,406; 17,407 to 19,206, all inclusive	3.243%
Mr. Manuel María Cascalló PiqExhibit ueras	7,002 Company Shares, numbers 601 to 3,006; 3,007 to 7,602, all inclusive	3.243%
Bio Cape Grup, S.L.	3,544 Company Shares, numbers 21,007 to 24,550, both inclusive	1.641%
BioVCN Patrimonial, S.L.	3,894 Company Shares, numbers 24,551 to 28,444, both inclusive	1.803%
Grifols Innovation and New Technologies, Limited	187,486 Company Shares, numbers 28,445 to 88,912; 88,913 to 152,421; 152,422 to 215,930, all inclusive	86.827%
TOTAL	215,930 Company Shares, numbers 1 to 215,930, both inclusive	100%

EXHIBIT B

DEFINITIONS

For purposes of the Agreement (including this EXHIBIT B):

“Acceptance of BLA Submission” means acceptance by the Regulatory Authority of a BLA Submission.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b) any acquisition or purchase of all or any portion of the share capital of the Company;

(c) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of all or any portion of the business or assets of the Company; or

(d) any liquidation, dissolution or winding up of the Company.

“AEMPS” means the Spanish Agency of Medicines and Medical Devices.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement” means the Share Purchase Agreement of which this EXHIBIT B is a part, as amended or restated from time to time.

“Applicable Benefit Laws” means all Laws, including those of a jurisdiction outside of the United States or Spain, applicable to any Employee Plan.

“BLA” means a Biologics License Application.

“BLA Approval” means approval by the FDA for marketing and sale of a Product in the United States, including any applicable final labelling approval.

“BLA Submission” means an application and all amendments and supplements thereto filed with the Regulatory Authority, including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

“Business Day” means a weekday on which banks are open for general banking business in New York, New York.

“Closing” means the consummation of the purchase and sale of the Shares as set forth in Section 8.1 of the Agreement.

“Closing Cash Consideration” means an amount in cash equal to $4,700,000.

"Closing Date" has the meaning given in Section 9.1.

“Closing Shares” means such number of shares of Purchaser Common Stock as is equal to 19.99% of the outstanding shares of Purchaser Common Stock on the date of this Agreement (as adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the Purchaser Common Stock after the date of this Agreement), rounded down to the nearest whole share.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party, (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (c) under which the Company has or may acquire any right or interest other than the Contract Manufacturing and Contract Regulatory.

"Contract Manufacturing Agreement" has the meaning given in Section 6.3(a).

"Contract Regulatory Agreement" has the meaning given in Section 6.3(a).

“Direct Claim” has the meaning given in Section 11.2(e).

“Dispute Notice” has the meaning set forth in Section [__].

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property Rights that are licensed to the Company by any other third-party.

“Company Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of the Company, (b) the ability of the Company to consummate the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (c) the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the Company but will not constitute, or be considered in determining whether there has been, a Material Adverse Effect: (a) any outbreak or escalation of war or major hostilities, man made or natural disaster, national or international calamity or crisis, epidemic, pandemic, plague, or any act of terrorism, (b) changes in financial, credit or capital markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (c) changes in Laws, the Applicable Accounting Standards, or enforcement or interpretation thereof, (d) changes that generally affect the industries and markets in which the Company operates, (e) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Purchaser, or the failure to take any action prohibited by this Agreement or to which the Purchaser refuses to provide consent pursuant to this Agreement, (f) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing, or (g) any failure of the Company to meet any projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect). For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Company, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Seller or the Company.

“Company Options” means all options to purchase Company Shares, as listed on Section 2.2(b) of the Disclosure Schedule.

“Company Shares” means the shares (participaciones sociales), par value $1.00 per share, of the Company.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company, in whole or in part.

“Company Registrations” means, registered Intellectual Property Rights and applications (including intent to use applications) for each of the foregoing that are registered or filed or recorded with any Person in the name of or licensed by the Company, alone or jointly with others.

“Company Stock Option Plan” means the Company’s [Equity Incentive Plan].

“Confidential Information” means any data or information concerning the Company or Purchaser(including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Shareholder of any covenant or obligation set forth in the Agreement.

“Consideration Percentage” means the quotient obtained by dividing (i) the number of Company Shares to be sold to the Purchaser by the Shareholder (as calculated pursuant to Section 1.2) by (ii) the number of Shares owned by all Remaining Shareholders.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and the Shareholders on the date of the Agreement. The representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement are subject to the qualifications and exceptions set forth in the Disclosure Schedule.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Employee” means each of the employees of the Company.

“Employee Plan” means any employee benefit plan including: (i) any (a) nonqualified deferred compensation or retirement plan or arrangement or superannuation plan; (b) qualified defined contribution retirement plan or arrangement; or (c) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan”; (ii) any “employee welfare benefit plan” or material fringe benefit plan or program; or (iii) any share purchase, stock option, profit sharing, deferred compensation, welfare, pension, retirement, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any national, provincial, territorial, federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law, regulation, permit or certificate of approval relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

"Exchange Rate" means the euro / US dollar exchange reference rate with respect to such currency as published in the Wall Street Journal according to the average exchange rate in such publication within the immediate thirty (30) Business Days prior to 11:59 p.m. CET on the day immediately before the date upon which the performance of an obligation or right is claimed for under the terms and conditions contemplated under this Agreement.

“Existing Shareholders Agreement" means certain shareholders agreement entered into by and between the Shareholders and the Company on 6 July 2012 and notarized before the notary public of Barcelona, Mr. Juan Carles Farres Ustrell, on the same date, under 1206 of his records

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“Foreign Investments Act” Law 19/2003, of July 4th, on the legal regime applicable to foreign capital movements and economic transactions and on certain measures regarding anti-money laundering (as amended).

“Fundamental Representations” means each of the representations and warranties contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Capitalization), Section 2.4 (Authority; No Conflict; Required Filings and Consents), Section 2.20 (Brokerage and Transaction Bonuses), Section 2.25 (Related Party Transactions), Section 3.1 (Authority, No Conflict; Required Filings and Consents), Section 3.2 (Ownership; Title to Company Shares) and Section 3.4 (Brokerage and Transaction Bonuses) and the representations and warranties contained in the Shareholder Certificate.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means international financial reporting standards as in effect from time to time.

“Indebtedness” means, without duplication, the aggregate of the following: (a) all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdrafts and advances), (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, (d) all obligations as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases in respect of which the Company is liable as a lessee (excluding operating real estate leases which would otherwise be required to be capitalized under rule 16 IFRS), (e) all obligations of others secured by a Lien on any asset of the Company (including accounts and contract rights), whether or not such obligations are assumed, (f) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; all obligations under which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire the liability of any other Person or in respect of which the Company has otherwise assured a creditor against loss, (g) all obligations in respect of bankers’ acceptances, note purchases or similar facilities and under reverse repurchase agreements, (h) all obligations in respect of futures contracts, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (i) the amount of any termination payments in connection with the payment in full of any obligations for borrowed money, (j) accrued employment obligations, including without limitation, accrued salary, accrued vacation and accrued bonuses, (k) deferred revenue, (l) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (m) all obligations to purchase, redeem, retire or otherwise acquire for value any ownership interests or share capital of the Company or any rights to acquire any ownership interests or share capital of the Company, valued, in the case of redeemable ownership interests or share capital, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (n) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or other hedging agreement or derivative contract, net of any obligations to the Company thereunder, and (o) amounts due to the Purchaser or its subsidiaries and other. For purposes of the Agreement, “Indebtedness” includes (i) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the repayment of any Indebtedness, and (ii) any and all amounts of the nature described in clauses (a) through (o) above owed by the Company to any of its Affiliates, including any of the Shareholders.

"Indemnified Party" has the meaning given in Section 11.2(a).

“Indication” means a separate and distinct disease, disorder or medical condition, in humans, that a Product is intended to treat, prevent and/or ameliorate for which a separate Marketing Authorization Application is required.

“Intellectual Property Rights” means all (a) Patent Rights, inventions and industrial designs, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof and all related, sui generis or other analogue rights, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, (f) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual or industrial property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

"Interim Agreements" has the meaning given in Section 6.3(a).

"Interim Financing Loan"" has the meaning given in Section 6.3(b).

“Issued Patent Claim” means, on a country by country basis, a claim of an issued patent that covers a Product, respectively, and that has not:

(a)       lapsed, expired, been formally disclaimed by written submission to any United States or foreign patent office, withdrawn, cancelled or abandoned; or

(b)       been held revoked, invalid or unenforceable in an unappealable or unappealed decision of a court or other body of competent jurisdiction.

If there should be two or more decisions within the same country which are conflicting with respect to the invalidity or unenforceability of the same claim, the unappealed or unappealable decision of the highest tribunal shall thereafter control.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a)        such individual is actually aware of such fact or other matter after due inquiry and investigation of the matter; or

(b)        such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer, director or Shareholder of the Company has Knowledge of such fact or other matter.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, termination of employment, employee classification, background checks, employment discrimination and harassment, wages, hours, meal and rest periods, accrual and payment of vacation pay and paid time off, or occupational safety and health and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Body.

“Law” means any federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Loss” means any direct and actual loss, damage, Judgment, fine, penalty, cost or expense, including reasonable attorneys’ fees and other out-of-pocket expenses; but shall exclude any special, incidental, indirect, exemplary, punitive or consequential damages, damages relating to lost sales, revenues or profits, or damages calculated as a multiple of sales, revenues, profits or other similar measures.

“Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the FDA for approval to market a pharmaceutical or biologic product (Biologics License Application, “BLA”, for the application in FDA).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, petroleum by-products, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon, infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens and any other substances that are now or hereafter: (a) listed, classified, regulated or fall within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law, (b) a danger to health, or (c) the subject of regulatory action by any Governmental Body pursuant to any Environmental Law.

“Negative Regulatory Correspondence” means any oral or written communication from FDA, EMA or AEMPS that it has not approved a protocol submitted for any proposed clinical trial of any Company product or that any product will not in the future entertain further submissions in support of approval of such product.

“Notice of Claim” has the meaning given in Section 11.2(e).

“Organizational Documents” means, with respect to any Entity, the constitution, certificate of incorporation, articles of incorporation, by-laws, articles of organization, articles of association, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Entity (in each case, as amended through the date of the Agreement).

“Patent Rights” means all foreign and domestic patents, patent applications, patent disclosures, utility models, utility model applications, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“PDAC” means pancreatic cancer

“Permitted Lien” means any (a) Lien for Taxes not yet due and payable (excluding Liens arising under ERISA or the Code), (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, occupancy or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Personal Information” means any “personal information” (as defined in the Privacy Laws) about an identified or identifiable individual accessed by, in the possession, custody or control of the Company.

“Phase 2 Clinical Trial” means a human clinical trial of a Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements that satisfies the requirements for a Phase 2 study as defined in 21 C.F.R. Part 312.21(b) (or its successor regulation). A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

“Phase 3 Clinical Trial” means a human clinical trial of a Product designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support Regulatory Approval of such Product, that would satisfy the requirements of 21 CFR § 312.21 (or its successor regulation). A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

“Pipeline Technologies” means, the set comprising all Company Products and Product candidates including, VCN-01, VCN-02, VCN-03, VCN-11, VCN-12, VCN-14 and derivatives and variants thereof, and other products or technologies developed by the Company for commercial use.

“Pivotal Trial” means as to a particular Product for a particular Indication, a controlled and lawful study in humans of the safety and efficacy of such Product for such Indication, which is prospectively designed to demonstrate statistically whether such Product is safe and effective for use in such indication in a manner sufficient to file a Marketing Approval Application for the Indication under investigation in such study.

“Privacy Laws” means any national, provincial, territorial, state, local or foreign Law now in force or that may in the future come into force governing individual privacy and/or access to Personal Information, or the collection, use, disclosure, access and management of Personal Information, including without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, the Health Information Technology for Economic and Clinical Health Act, state data breach notification Laws, state social security number protection Laws, the Federal Trade Commission Act, the Financial Services Modernization Act of 1999, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, state consumer protection Laws, the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, and the Spanish Organic Act 3/2018, of 5 December, on Protection of Personal Data and guarantee of digital rights.

“Purchaser Common Stock” means the shares of common stock, par value $0.001 per share, of the Purchaser.

“Purchaser Indemnified Parties” has the meaning given in Section 11.1.

“Purchaser Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of the Purchaser, (b) the ability of the Purchaser to consummate the transactions contemplated by the Agreement or to perform any of its obligations under the Agreement prior to the Termination Date, or (c) the Shareholders’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of Purchaser Common Stock issuable pursuant to this Agreement.

“Product” means any product related to oncolytic virus developed by VCN Biosciences, such as VCN-01 or VCN-11 but not limited to these two candidates.

“RB” means Retinoblastoma.

“Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by the FDA, EMA or AEMPS (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company.

“Regulatory Approval” means any approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of a Regulatory Authority that is necessary for the manufacture, distribution, marketing, importation, exportation, use, storage, import, transport and/or commercial sale of a Product in a given country or jurisdiction.

“Regulatory Authority” means the FDA, EMA, AEMPS or a regulatory authority in other jurisdictions with equivalent authority.

“Related Party” means (a) each individual who is, or who has at any time been, an officer or director of the Company; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” or “Released” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air. For purposes of the Agreement, the term “Release” shall also mean any threatened release.

“Remaining Shareholders” means Ramon Alemany, Gabriel Capella, Manel Cascallo, BioCape Grup and BioVCN Patrimonial.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Spanish GAAP” means the accounting principles and standards generally accepted in Spain under current applicable law, including the Commercial Code and the Spanish General Accounting Plan (Plan General Contable).

“Shareholder Entity” means any Shareholder that is not a natural person.

“Shareholder Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Company or a Shareholder in connection with the transactions contemplated the Agreement, including without limitation the certificates, agreements, documents and other instruments set forth in Section 6.6 of the Agreement.

“Shareholders Indemnified Parties” has the meaning given in Section 1.1.

“Specified Indebtedness” means any liabilities of any nature outstanding as of the Closing Date set forth on Section 2.6(c) of the Disclosure Schedule.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) 25% or more of the voting power of all outstanding stock or ownership interests of such Entity, or (b) the right to receive 25% or more of the net assets of such Entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such Entity.

“Supplier” means any supplier of goods or services to which the Company paid more than $25,000 in the aggregate during the 12-month period ended December 31, 2020 and since such date.

“Taxes” means (a) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, share capital, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, escheat, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, (b) any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof or in connection with the failure to timely or properly file any Tax Return; (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (d) any liability for the payment of amounts described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Termination Date” means the date prior to the Closing on which the Agreement is terminated in accordance with ARTICLE IX of the Agreement.

“Third-Party Claim” has the meaning given in Section 11.2(b).

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from users of the Company’s products or of any website or service operated or maintained by the Company.

“US IND Safe To Proceed” means notification from the FDA that it is safe to proceed with the planned clinical trial.

EXHIBIT C

CONSENT OF SPOUSE

I, [____________________], spouse of [______________], acknowledge that I have read the Share Purchase Agreement, dated as of December 14, 2021, to which this Consent is attached as Exhibit C (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
[Name of Spouse, if any]

Exhibit D

Accredited Investor, Non-U.S. Person and Bad Actor Questionnaire

SYNTHETIC BIOLOGICS, INC.

ACCREDITED INVESTOR AND BAD ACTOR CERTIFICATE

This Certificate is delivered in connection with the undersigned receipt of shares of common stock (the “Shares”) of Synthetic Biologics, Inc. (the “Company”).

The undersigned hereby represents, warrants and certifies to the Company, as follows:

(a)       the Shares are being acquired for the undersigned’s own account for investment, with no intention by the undersigned to distribute or sell any portion thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and will not be transferred by the undersigned in violation of the Securities Act or the then applicable rules or regulations thereunder. No one other than the undersigned has any interest in or any right to acquire the Shares. The undersigned understands and acknowledges that the Company will have no obligation to recognize the ownership, beneficial or otherwise, of the Shares by anyone but the undersigned.

(b)       the undersigned is

an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act

(c)       the undersigned has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of acquiring the Shares and of making an informed investment decision with respect thereto. The undersigned acknowledges that an investment in the Shares is highly speculative and involves a high degree of risk of loss of the entire investment. The undersigned’s financial condition is such that the undersigned is able to bear the risk of holding the Shares for an indefinite period of time, and the risk of loss of the undersigned’s entire investment in the Shares.

(d)       the undersigned has had an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this investment and all such questions have been answered to the full satisfaction of the undersigned.

(e)       the undersigned is aware that the undersigned’s rights to transfer the Shares is restricted by the Securities Act and applicable state securities laws, and the undersigned will not offer for sale, sell or otherwise transfer Shares without registration under the Securities Act and qualification under the securities laws of all applicable states, unless such sale would be exempt therefrom. The undersigned further understands and agrees that the Shares have not been registered under the Securities Act or any state securities act in reliance on exemptions therefrom and that the Company has no obligation to register any of the Shares.

(f)        the undersigned has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Shares.

(g)       the undersigned understands that the certificates or other instruments representing the Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE LAW, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

(h)       the undersigned is not subject to any “bad actor” disqualification event in Rule 506(d)(1)(i)-(viii) of the Securities Act

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

Dated: December , 2021

Name:

By:
Name:
Title:

EXHIBIT E

The aggregate budget will be ~$27.81mm through [***].

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